UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12
Alpha Metallurgical Resources, Inc.
(Exact Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.

ALPHA METALLURGICAL RESOURCES, INC.
340 Martin Luther King, Jr. Blvd.
Bristol, Tennessee 37620
March 31, 2023
Dear Fellow Stockholder:
It is our pleasure to invite you to attend the 2023 annual meeting of stockholders of Alpha Metallurgical Resources, Inc. The annual meeting will be held via interactive webcast on Wednesday, May 3, 2023, at 10:00 a.m., Eastern Time. To join the meeting webcast, go to www.VirtualShareholderMeeting.com/AMR2023 shortly before the meeting time and follow the instructions. Your board of directors and management team look forward to hearing from you at the meeting.
During the meeting, you will be asked to elect the entire board of directors, to approve an amendment to our certificate of incorporation, to ratify the selection of RSM US LLP as our independent registered public accounting firm for 2023 and to participate in an advisory vote to approve our executive compensation as disclosed in the proxy statement for the meeting. These matters are important, and we urge you to vote in favor of each of these proposals. To familiarize yourself with these matters, please review the proxy statement, proxy card and 2022 annual report that accompany this letter.
Regardless of the number of Alpha shares that you own, it is important that you vote your shares during the meeting or by proxy. You will find the instructions for voting in the accompanying proxy materials.
We appreciate your prompt attention, and we thank you for your ongoing support.
Sincerely,

David J. Stetson	Andy Eidson
Executive Chair	Chief Executive Officer

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 3, 2023
ALPHA METALLURGICAL RESOURCES, INC.
340 Martin Luther King, Jr. Blvd.
Bristol, Tennessee 37620
To the Stockholders of Alpha Metallurgical Resources, Inc.:
NOTICE IS HEREBY GIVEN that Alpha Metallurgical Resources, Inc.’s (“Alpha” or the “Company”) 2023 annual meeting of stockholders will be held via an interactive webcast at 10:00 a.m. Eastern time on Wednesday, May 3, 2023 (the “Annual Meeting”).
Note that the terms “Alpha,” “the Company,” “we,” “our,” “us,” and similar terms refer to Alpha Metallurgical Resources, Inc. and its board of directors and management, as appropriate.
At the meeting, we will ask stockholders to consider and vote upon the following matters:
1.	The election of nine (9) directors nominated by our board of directors for a term of one year;
2.	Approving the amendment and restatement of our second amended and restated certificate of incorporation to replace stockholder supermajority approval requirements with majority approval requirements;
3.	Ratifying the appointment of RSM US LLP (“RSM”) as Alpha’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and
4.	Approving the Company’s executive compensation as reported in the accompanying Proxy Statement, on an advisory basis.
The board of directors unanimously recommends that you vote “FOR” each of these proposals. The proposals are further described in the proxy statement that accompanies this notice.
We will also address any other proper business that may arise and we will offer reasonable time for your comments and questions.
Only Alpha common stockholders of record at the close of business on March 10, 2023 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of that day, there were 15,012,143 common shares outstanding. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Alpha’s corporate offices located at 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620.
Your vote is very important. If you are unable to attend the meeting, we urge you to vote by proxy by following the instructions in the accompanying proxy statement and proxy card.
By Order of the Board of Directors,

Andy Eidson
Chief Executive Officer
March 31, 2023

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POTENTIAL PAYMENTS ON TERMINATION AND CHANGE IN CONTROL	49
Executive Chair	49
Chief Executive Officer	49
Key Employee Separation Plan	50
Equity Compensation Plan Information	51
PAY RATIO	51
PAY VERSUS PERFORMANCE	53
Pay Versus Performance Table - Definitions	53
Pay Versus Performance Table	53
Relationship between Company Versus Peer Group Cumulative TSR	55
Relationship between Pay and TSR	55
Relationship between Pay and GAAP Net Income	56
Relationship between Pay and Adjusted EBITDA	56
Other Important Performance Measures	57
STOCK PERFORMANCE GRAPH	57
OTHER INFORMATION	59
HOUSEHOLDING	59
INCORPORATION BY REFERENCE	59
AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF BUSINESS ETHICS AND COMMITTEE CHARTERS	59
REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS	59
Approval Procedures	60
Ratification Procedures	61
Ongoing Transactions	61
STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING	61
Inclusion of Proposals in Our Proxy Statement and Proxy Card under SEC Rules	61
Bylaw Requirements for Stockholder Submissions of Nominations and Proposals	61
DELINQUENT SECTION 16(a) REPORTS	62
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	63
PROPOSALS	65
PROPOSAL 1 — ELECTION OF DIRECTORS	65
PROPOSAL 2 — AMENDMENT AND RESTATEMENT OF OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS	65
Reasons for the Proposed Amendments and the Proposal	65
Specific Proposed Amendments	66
Vote Required	67
PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	67
Independent Registered Public Accounting Firm and Fees	68
Policy for Approval of Audit and Permitted Non-Audit Services	68
PROPOSAL 4 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION	69
APPENDIX A: PROPOSED AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO ELIMINATE THE SUPERMAJORITY VOTING PROVISIONS	A-1

ii

PROXY STATEMENT

For 2023 Annual Meeting of Stockholders of
Alpha Metallurgical Resources, Inc.
To Be Held On
May 3, 2023
The board of directors of Alpha Metallurgical Resources, Inc. (“Alpha” or the “Company”) is soliciting proxies to be voted on the stockholders’ behalf at the 2023 annual meeting of stockholders (the “Annual Meeting”). This document includes information about the proposals to be voted upon at the Annual Meeting.
Beginning on or about March 31, 2023, the Company first sent the notice of the Annual Meeting and this proxy statement (together, this “Proxy Statement”) and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”) to all stockholders entitled to vote at the Annual Meeting.
ABOUT THE ANNUAL MEETING
Q:
Why have you provided me these materials?
A:

We are providing these materials to you in connection with our Annual Meeting, which will take place on May 3, 2023. Alpha’s board of directors is soliciting your “proxy,” which is your authorization for our representatives to vote your shares as you direct. This Proxy Statement and the accompanying notice of the Annual Meeting describe the purposes of the meeting and, along with your proxy card or voting instruction form and our 2022 Annual Report, provide the information you need to know to vote. Once given, your proxy will be effective for the Annual Meeting and at any adjournment, postponement or continuation of that meeting.

Q:
What is included in these materials?
A:
The materials include:
•	this Proxy Statement, which also includes a letter from our executive chair, David J. Stetson, and our chief executive officer, C. Andrew Eidson, and a Notice of Annual Meeting of Stockholders,
•	a proxy card or voting instruction form, and
•	our 2022 Annual Report, which includes our audited 2022 financial statements.
Q:
When and where will the Annual Meeting be held?
A:

The Annual Meeting will be held via an interactive webcast on Wednesday, May 3, 2023 at 10:00 a.m. Eastern time. To join the meeting webcast, go to www.VirtualShareholderMeeting.com/AMR2023 shortly before the meeting time and follow the instructions. You will need the 16 digit control number on your proxy card to join the meeting.

Q:
Who can attend the meeting?
A:

Alpha common stockholders of record as of the close of business on March 10, 2023, which our board of directors has determined to be the record date for the Annual Meeting, or their duly appointed proxies, may attend the Annual Meeting.

Q:
Who is entitled to vote at the Annual Meeting?
A:

Owners of Alpha common stock as of the close of business on March 10, 2023, which our board of directors has determined to be the record date for the Annual Meeting, are entitled to one vote per share owned as of that date. There were 15,012,143 shares outstanding as of March 10, 2023.

Q:
What are the voting rights of holders of Alpha common stock?
A:

Each outstanding share of Alpha common stock entitles the holder to cast one vote on each matter considered at the Annual Meeting. In the case of election of directors, each share entitles the holder to cast one vote for each position to be filled. Cumulative voting is not permitted.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:

Most Alpha stockholders hold their shares through a broker, bank, or other nominee (held “beneficially”, or “held in street name”) rather than directly in their own name (“of record”, also known as “registered holders”). As summarized below, there are important distinctions between shares held of record and those owned beneficially.

Registered Holders. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, a registered holder, and the proxy materials were sent directly to you. As a registered holder, you have the right to attend the Annual Meeting and vote your shares in advance of and during the Annual Meeting.
Beneficial owner. If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other nominee, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in “street name,” and notice of the meeting was sent to you by your nominee. As the beneficial owner, you are invited to attend and vote your shares in advance of and during the Annual Meeting. See the section below entitled “How can I attend, vote and ask questions at the Annual Meeting?”
Q:
What items will be voted on at the meeting, and how does the board recommend that I vote?
A:
You will be voting on the following four matters:
1.	The election of nine (9) directors nominated by our board of directors for a term of one year;
2.	Approving the amendment and restatement of our second amended and restated certificate of incorporation to replace stockholder supermajority approval requirements with majority approval requirements;
3.	Ratifying the appointment of RSM US LLP (“RSM”) as Alpha’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and
4.	Approving the Company’s executive compensation as reported in this Proxy Statement, on an advisory basis.

The board of directors unanimously recommends that you vote “FOR” each of these proposals. For more information regarding each proposal, see the section of this Proxy Statement entitled “Proposals”.
Q:
How can I attend, vote and ask questions at the Annual Meeting?
A:

Stockholders of record at the close of business on March 10, 2023 will be able to attend the meeting, vote, and submit questions using the webcast’s “Ask a Question” function. The meeting will begin at 10:00 a.m. Eastern time on May 3, 2023. To join the meeting webcast, go to www.VirtualShareholderMeeting.com/AMR2023 shortly before the meeting time and follow the instructions. To join the meeting via webcast, you will need the 16 digit control number that appears on your proxy card, voting instruction form or other information from your nominee.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below under “How can I vote my shares without attending the Annual Meeting?” so that your vote will still be counted if you later decide not to attend the meeting.
Q:
What should I do if I need technical assistance before or during the webcast?
A:

A technical assistance telephone number will be available on the virtual meeting registration page 15 minutes prior to the start time of the meeting. If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, please use that telephone number for assistance.

Q:
How can I vote my shares without attending the Annual Meeting?
A:
Stockholders of record may vote via the internet, by telephone or by mail.
1.
Via the internet. You may vote your shares via the internet by following the instructions on your proxy card. If you own your shares in “street name” or in a nominee account, you may place your vote through the internet by following the instructions provided by your broker, bank or other holder of record.

2.
By telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on your proxy card. If you own your shares in “street name” or in a nominee account, you may place your vote by telephone by following the instructions provided by your broker, bank or other holders of record.

3.
By mail. If you choose to vote by mail, simply mark your voting instructions on the proxy card, and sign and date it and return it in the enclosed prepaid envelope. If you mail your proxy card, we must receive it before the polls close at the meeting.

Q:
How do I revoke my proxy or change my voting instructions?
A:
You may revoke your proxy or change your voting instructions in any of four ways:
1.
Submit voting instructions again by telephone or the internet. If you are registered holder, you may vote again and the latter dated vote will revoke any previously submitted vote. If you are a “street name” holder, you must follow instructions found on the voting instruction card provided by your broker or other “street” nominee, or contact your broker or other nominee in order to revoke your previously given proxy.

2.
Submit a new proxy card bearing a later date than the one you wish to revoke. A valid later-dated proxy will automatically revoke any proxy previously submitted by you. We must receive your revised vote before the Annual Meeting begins.

3.
Write to Alpha’s Corporate Secretary, Roger L. Nicholson, at 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail). Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Nicholson must receive your letter before the Annual Meeting begins.

4.
Attend the Annual Meeting and vote during the meeting. Attendance at the meeting will not by itself revoke a previously granted proxy. To alter your prior instructions, you must vote your shares during the meeting.

Q:
How will proxies be voted if I give my authorization?
A:

The board of directors has selected C. Andrew Eidson, Roger L. Nicholson and William L. Phillips III, and each of them, to act as proxies with full power of substitution. All properly executed proxy cards delivered by stockholders and not previously revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a properly executed proxy card will be voted “FOR” all proposals.

Q:
Will any other business be presented for a vote at the Annual Meeting?
A:

Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named as proxies will vote upon such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with their best judgment.

The chair of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the board of directors if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s Annual Meeting are described in the section entitled “Stockholder Proposals for the 2024 Annual Meeting”.
Q:
What constitutes a quorum?
A:

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of Alpha common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

Q:
What are the voting options and approval requirements for each matter to be voted on?
A:
Delaware law, the New York Stock Exchange’s (“NYSE”) rules and regulations and/or Alpha’s certificate of incorporation and bylaws govern the vote requirements applicable to each proposal.
1.
Election of directors. For each nominee, you may vote in favor of that nominee or withhold your vote from that nominee. Each share of common stock may be voted for as many nominees as there are directors to be elected. Nominees will be elected by a plurality of the votes cast at the meeting. Stockholders may not cumulate their votes. The nominees who receive the highest number of shares voted “for” their election are elected. Withheld votes will have no effect on the election of the nominees.

2.
Elimination of supermajority voting requirements. You may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposal will pass if approved by 66 2/3% of the total voting power of all outstanding securities of the Company entitled to vote on the matter.

3.
Ratification of RSM’s appointment. You may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposal will pass if approved by a majority of the votes cast. The results of the vote will not be binding on the Company or the audit committee. However, the audit committee, which is responsible for appointing the Company’s independent auditor, will take into account any significant vote against ratification of its selection of RSM.

4.
Advisory approval of executive compensation as reported in this Proxy Statement. You may vote in favor of the proposal, vote against the proposal or abstain from voting. The advisory vote to approve the compensation paid to our named executive officers as reported in this Proxy Statement will pass if approved by a majority of the votes cast. As an advisory vote, your vote will not be binding on the Company or the board of directors. However, the compensation committee of the board, which is responsible for designing and administering the Company’s executive compensation program, values the opinions of our stockholders. To the extent there is any significant vote against the compensation paid to our named executive officers, the compensation committee will evaluate whether any actions are necessary to address stockholders’ concerns when making future compensation decisions.

The board of directors unanimously recommends that you vote “FOR” each of these proposals.
Q:
How will votes be counted?
A:

The inspector of elections appointed by the board of directors for the Annual Meeting will calculate affirmative votes, negative votes and abstentions. Under Delaware law, abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining a quorum, but will not be considered votes cast and will not have any effect on the vote on any of the proposals.

You own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Under the NYSE rules, brokers or other “street” nominees have authority to vote in their discretion on “routine” matters – such as Proposal 3 (to ratify the appointment of RSM as the independent registered public accounting firm for the fiscal year ending December 31, 2023) if they have not received voting instructions from their clients who are the beneficial owners of such shares at least ten days before the date of the meeting.
When the broker or other “street” nominee does not receive voting instructions from clients with respect to “non-routine” matters, the broker or other “street” nominee may not vote on the matter, resulting in a “broker non-vote.” Broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining a quorum, but otherwise will not affect the voting outcome of the proposals.
Q:
Where can I find voting results of the Annual Meeting?
A:

Preliminary voting results will be announced at the Annual Meeting. Preliminary or final voting results will also be published in Alpha’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) on or about May 9, 2023. Once it is filed, you may receive a copy of the Current Report through our website at investors.alphametresources.com/investors/financial-information/sec-filings or through EDGAR, the SEC’s electronic data system, at www.sec.gov. You may also receive a copy at no charge by contacting Alpha’s investor relations department at (423) 573-0300.
Q:
What happens if a nominee is unable to stand for election?
A:

If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or select a substitute nominee to stand for election. If a substitute nominee is selected to stand for election, the proxy holders will vote your shares with respect to the substitute nominee in accordance with the voting instructions received for the original nominee unless you change your vote as described above.

Q:
What does it mean if I receive more than one proxy card?
A:
It means that you have multiple accounts at the transfer agent and/or with stockbrokers or other nominees. Please complete and provide your voting instructions for all proxy cards that you receive.
Q:
Who pays the cost of soliciting proxies?
A:

Alpha bears the entire cost of soliciting proxies. Proxies will be solicited principally through the internet, but may also be solicited personally or by mail, telephone, facsimile, or special letter by Alpha’s directors, officers, and regular employees for no additional compensation. Alpha will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

ABOUT OUR MANAGEMENT TEAM
Alpha is led by David J. Stetson, our executive chair, and Andy Eidson, our chief executive officer. The following persons comprise the Company’s executive team. Mr. Stetson’s detailed biography appears in the section entitled “About Our Board of Directors” below.
Charles Andrew Eidson	Chief Executive Officer and Director Age 47
Charles Andrew Eidson has served as Alpha’s chief executive officer since January 2023. He previously served as president and chief financial officer from December 2020 and as executive vice president and chief financial officer from July 2016. From May 2019 until July 2019 he was interim co-chief executive officer of Alpha. He was previously executive vice president and chief financial officer of Alpha Natural Resources, Inc. prior to its emergence from bankruptcy proceedings in 2016 (“Predecessor Alpha”), a position he held from March 2016. Predecessor Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on August 3, 2015. Before that Mr. Eidson was Predecessor Alpha’s senior vice president for strategy and business development from 2015 and vice president for mergers and acquisitions from 2014. Prior to joining Predecessor Alpha in July 2010, he held several financial positions across industry sectors, including at PricewaterhouseCoopers LLP, Eastman Chemical Company and Penn Virginia Resource Partners, where he led mergers and acquisitions projects for the coal segment and managed the budgeting and planning process. Mr. Eidson holds a bachelor of science degree in commerce and business administration from the University of Alabama and a master of business administration degree from Milligan College.

Daniel E. Horn	Executive Vice President, Chief Commercial Officer Age 62
Daniel E. Horn has served as chief commercial officer since January 2022 and as executive vice president of sales since December 2020. He was previously senior vice president of metallurgical coal sales for the company and president of Contura Coal Sales, LLC from November 2019. Mr. Horn previously held a similar role at Predecessor Alpha, where he served for over a decade and had responsibility for domestic and seaborne metallurgical sales. Prior to joining Predecessor Alpha, Mr. Horn led the coal and coke procurement team at Bethlehem Steel Corporation (“Bethlehem”) after serving in various engineering and operating roles at Bethlehem’s underground coal mines. Mr. Horn holds a bachelor of science degree in mining engineering from the University of Pittsburgh and a master of business administration degree from St. Francis University. He is a registered professional engineer and a licensed underground mine foreman.

J. Todd Munsey	Executive Vice President and Chief Financial Officer Age 41
J. Todd Munsey has served as executive vice president and chief financial officer since August 2022. He was previously senior vice president and controller from August 2016. He served as senior vice president – tax and external reporting for Alpha Natural Resources, Inc. (“Predecessor Alpha”) from December 2015 to July 2016 and was vice president – tax and external reporting of Predecessor Alpha from April 2015 to December 2015. Mr. Munsey earlier served Predecessor Alpha in a number of tax and accounting roles from July 2007. Prior to joining Predecessor Alpha, he was a senior tax analyst with Pricewaterhouse Coopers from August 2004 to July 2007. Mr. Munsey is a certified public accountant in the state of North Carolina and graduated from Milligan College with a bachelor of science in accounting and from Virginia Tech – Pamplin College of Business with a master of science in taxation.

Roger L. Nicholson	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary Age 62
Roger L. Nicholson has served as executive vice president, general counsel and secretary of Alpha since December 2019 and as chief administrative officer since December 2020. Prior to joining Alpha, he practiced law as a member of Steptoe & Johnson PLLC’s Charleston, West Virginia office from 2015. Mr. Nicholson previously served as senior vice president, secretary and general counsel at International Coal Group, Inc. (“ICG”). Prior to his post at ICG, Mr. Nicholson served as vice president, secretary and general counsel of Massey Energy Company, in various roles in private practice and at Arch Mineral Corporation (now Arch Resources, Inc.). Mr. Nicholson holds a bachelor of arts degree from Georgetown College and earned his juris doctor degree from the University of Kentucky College of Law.

Jason E. Whitehead	President and Chief Operating Officer Age 45
Jason E. Whitehead has served as president of Alpha since January 2023 and as chief operating officer since August 2019. He was previously chief operating officer and senior vice president – operations for Alpha Natural Resources Holdings, Inc. from July 2016 until November 2018, and vice president – operations of Predecessor Alpha from November 2012. Mr. Whitehead previously served in operations and operations-support roles, including executive roles, with Predecessor Alpha, Massey Energy Company and numerous other coal companies. He also served as an operations consultant to Alpha from December 2018 through April 2019. Mr. Whitehead holds bachelor of science degrees from Bluefield State College in civil engineering technology and architectural engineering technology and a master of business administration degree from the University of Charleston.

ABOUT OUR BOARD OF DIRECTORS
All of the Company’s directors are elected annually. The board of directors currently has ten members, nine of whom are standing for re-election at the Annual Meeting. As previously announced, Scott D. Vogel is not standing for re-election at the Annual Meeting. We acknowledge and thank Mr. Vogel for his service. As of the Annual Meeting, the size of the board of directors will be reduced from ten members to nine. The following nine directors, whose biographies appear below, have been nominated to stand for election at the Annual Meeting to a one-year term. For information about the board committees on which each director serves, please see “Committee Membership”.
Joanna Baker de Neufville	Director Age 44
Joanna Baker de Neufville has served as a director of Alpha since January 2023. She is a principal of the investment fund De Neufville and Company, L.P., where she oversees the firm’s investment portfolio. Prior to joining De Neufville & Company in 2020, she worked for three years as a strategy consultant. Prior to that, she served as chief operating officer and chief financial officer of the Tamara Mellon Brand. Previously, Ms. Baker de Neufville co-founded and was chief executive officer of HealthLeap, an online medical portal, which she sold in 2011. Ms. Baker de Neufville began her career in the equities division at Goldman Sachs. She received a master of business administration degree from Harvard Business School and a bachelor of arts degree from Dartmouth College. She serves as a board member of the Society of Memorial Sloan Kettering Cancer Center and The Roxiticus Foundation. Based upon Ms. Baker de Neufville’s experience, Alpha believes she is qualified to serve as a director.

Kenneth S. Courtis	Director Age 67
Kenneth S. Courtis has served as a director since February 2021. He has also served as chair of Starfort Investment Holdings since 2009. Mr. Courtis has over three decades of experience in corporate finance, investments, and virtually all aspects of the commodity sector. He previously served as vice chair and managing director of Goldman Sachs and as chief economist and investment strategist at Deutsche Bank Asia. Over the course of his career he has served on the board or advisory council for a number of leading international firms. Mr. Courtis earned an undergraduate degree from Glendon College in Toronto and a master’s degree in international relations from Sussex University in the United Kingdom. He earned a master of business administration degree from the European Institute of Business Administration, as well as a doctorate degree with highest distinction from the Sciences Po, Paris. Based upon Mr. Courtis’s experience, Alpha believes he is qualified to serve as a director.

Albert E. Ferrara, Jr.	Director Age 74
Albert E. Ferrara, Jr. has served as a director since July 2016 and is chair of the board’s audit committee. Mr. Ferrara has spent over forty years in the metals and related resource industry. He served in senior executive positions with AK Steel, including senior vice president finance and chief financial officer, from 2003 until his retirement in 2013. Before joining AK Steel, Mr. Ferrara spent thirty years with United States Steel Corporation/USX Corporation in a variety of roles domestically and internationally, including senior vice president - finance and treasurer. He has served since 2014 as a principal of Amelia Metals LLC, a consulting firm specializing in the metals and mining industries. Mr. Ferrara holds a bachelor of science degree with distinction in commerce and a juris doctor degree, both from the University of Virginia. He has been licensed to practice law in the State of Pennsylvania. Based upon Mr. Ferrara’s experience, Alpha believes he is qualified to serve as a director.

Charles Andrew Eidson	Chief Executive Officer and Director Age 47
A description of Mr. Eidson’s background and business experience is provided under the section “About Our Management Team.”
Elizabeth A. Fessenden	Director Age 67
Elizabeth A. Fessenden has served as a member of our board of directors since February 2021 and is chair of the board’s safety, health and environmental committee. Ms. Fessenden is a strategic leader with demonstrated success in profit and loss management from over twenty-five years as a senior executive with Fortune 100 global industrial manufacturing company, Alcoa Inc, and with private equity firm American Capital. At American Capital, Ms. Fessenden served as principal, operations team from 2005 to 2007. At Alcoa Inc, Ms. Fessenden most recently served as president, flexible packaging, from 2002 to 2005. Prior to that role, she was president, primary metals allied businesses from 2000 to 2002; director, executive staffing and leadership development from 1998 to 2000; and smelting plant manager from 1994 to 1998. Ms. Fessenden has extensive experience as a board director and leader for public and private companies including experience as chair of compensation, governance, audit, and CEO search committees. She currently serves as an independent director on a number of boards, including Fluence Energy since October 2021, Ampco-Pittsburgh Corporation since August 2017 and Plan International USA since November 2017. She previously served as a director of Meritor. She holds a master of business administration degree, master’s degree in systems engineering, and bachelor’s degree in electrical engineering from Clarkson University. We believe Ms. Fessenden is qualified to serve on our board of directors due to her leadership experience, and her financial operations acumen.

Michael Gorzynski	Director Age 45
Michael Gorzynski has served as a director of Alpha since January 2023. He is the founder and managing partner of MG Capital Management, a significant shareholder of Alpha. He also serves as executive chairman of Continental General Insurance Company. Previously, Mr. Gorzynski served as a director of INNOVATE Corp. from 2020 to 2022. Prior to forming MG Capital Management in 2011, Mr. Gorzynski was an investor in special situations globally at Third Point LLC. Earlier in his career, he worked in investment banking at Credit Suisse First Boston and Spectrum Equity Investors. He received bachelor of arts degree from the University of California, Berkeley, and a master of business administration degree from Harvard Business School. For these reasons, Alpha believes Mr. Gorzynski is qualified to serve as a director.

Michael J. Quillen	Lead Independent Director Age 74
Michael J. Quillen has served as lead independent director since November 2020 and is chair of the board’s compensation committee. Mr. Quillen is also a director of Martin Marietta Materials, Inc. In addition to his board involvement, Mr. Quillen manages Quillen Properties LLC and MJQ LLC and serves as an advisor on mining, energy, economic development, and transportation issues. Over the course of his career, Mr. Quillen has held several executive roles in the mining industry, including chief executive officer and chair of the board of Predecessor Alpha, which he founded in 2002. He was also one of the founders of Whitehaven Coal Company, where he was a member of the board and held senior leadership positions. Mr. Quillen served in a number of other senior roles, including executive vice president of operations at American Metals & Coal International and president of coal sales at Pittston Coal Company. Mr. Quillen earned a bachelor’s degree and a master’s degree, both in civil engineering, from Virginia Polytechnic Institute and State University, which awarded him the William H. Ruffner Medal, the university’s highest honor. For these reasons, Alpha believes Mr. Quillen is qualified to serve as a director.

Daniel D. Smith	Director Age 70
Daniel D. Smith has served as a director since February 2021. He previously served on the boards of directors of Blackhawk Mining, LLC, Patriot Coal Corporation and Corsa Coal Corp, as well as several professional boards within the coal industry. Mr. Smith’s career with Norfolk Southern Corporation (“NS”) spanned more than three decades and a number of senior management roles. He retired as senior vice president of energy and properties at Norfolk Southern in 2013 and previously held the roles of president of NS Development and president of Pocahontas Land Corporation. He has been a licensed professional mining engineer. Mr. Smith earned a bachelor’s degree in industrial engineering and operations research from Virginia Polytechnic Institute and State University. For these reasons, Alpha believes Mr. Smith is qualified to serve as a director.

David J. Stetson	Executive Chair of the Board Age 66
David J. Stetson has served as executive chair of the board since January 2023. He previously served as chief executive officer and a member of the board of directors since July 2019, and as chair of the board of directors since August 2019. He previously served on our board of directors from November 2018 through April 2019. Mr. Stetson has extensive experience in management, finance, mergers and acquisitions, corporate governance, restructuring, law and reclamation, having most recently served as chair of the board of directors and chief executive officer of both ANR, Inc. and Alpha Natural Resources Holdings, Inc. (successors to Predecessor Alpha) from July 2016 until the merger of these entities with Contura Energy, Inc. (now Alpha) in November 2018. Previously, Mr. Stetson held a number of executive leadership positions within the energy industry, including chief executive officer, chief restructuring officer, and senior advisor for various energy companies including, Trinity Coal Corporation, American Resources Offshore, Inc., Lexington Coal Company, and Lipari Energy Inc. Mr. Stetson earned a bachelor of science degree from Murray State University, a juris doctor degree from the Brandeis School of Law at the University of Louisville and a master of business administration degree from the University of Notre Dame. For these reasons, Alpha believes Mr. Stetson is qualified to serve as a director.

INDEPENDENT AND NON-MANAGEMENT DIRECTORS
Under the NYSE rules and, with respect to the audit committee under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules adopted under the Exchange Act, we are required to, and do, have a majority of independent directors, as all of our directors are independent other than our chief executive officer, Mr. Eidson, and our executive chair, Mr. Stetson. Only independent directors serve on each of our audit, compensation and nominating and corporate governance committees. As more fully described below, our safety, health and environmental committee must be, and is, composed of at least a majority of independent directors pursuant to the committee’s charter.
Our board of directors undertook an annual review of director and director nominee independence in February 2023. The purpose of this review was to determine whether any relationships or transactions involving non-management director nominees, their family members and affiliates were inconsistent with a determination that the director nominee is independent under the independence standards set forth in the NYSE rules and our Corporate Governance Guidelines and, with respect to audit and compensation committee members and nominees, under the independence standards for audit and compensation committee members adopted by the SEC. Based on that review, our board of directors has determined that each of the non-management director nominees qualifies as “independent” under the independence standards set forth in the NYSE rules and each audit and compensation committee member qualifies as “independent” under the independence standards for audit and compensation committee members adopted by the SEC.
In connection with each of the quarterly meetings of the board of directors, the non-management directors meet in executive session without any members of management present. If at a given time there are any non-management directors who are not independent, the independent directors also regularly meet separately. If the board of directors convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at executive sessions of the non-management directors.
BOARD AND ITS COMMITTEES
Our board of directors has four standing committees: (i) an audit committee, (ii) a compensation committee, (iii) a nominating and corporate governance committee and (iv) a safety, health and environmental committee. Although the NYSE rules require only that the board of directors have standing audit, compensation and nominating and corporate governance committees, the board feels that it is important to maintain a safety, health and environmental committee to oversee the Company’s policies and procedures regarding these matters. From time to time, our board of directors may also form special ad hoc committees to which it may delegate certain authority to administer particular duties of the board.
Each of the standing committees acts according to a written charter adopted by the board. Stockholders may obtain a copy of each charter, at no cost, either on our website at investors.alphametresources.com/investors/corporate-governance/governance-documents or upon written request to William L. Phillips III, Assistant Secretary, Alpha Metallurgical Resources, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail).
The board of directors held 8 meetings in 2022, either in person or by telephone. Each currently serving director attended at least 75% of the aggregate of the total number of meetings of the board of directors in 2022 (held during the periods for which he or she served as a director) and the total number of meetings held by each committee on which he or she served in 2022 (during the period that he or she served). See “Committee Membership” for information regarding the committees on which each of our directors sits and the number of committee meetings held by each committee in 2022.
Under Alpha’s Corporate Governance Guidelines, directors are expected to attend stockholder meetings. All then-serving directors attended the 2022 annual meeting of stockholders. A copy of Alpha’s Corporate Governance Guidelines is available at no cost either through our website at investors.alphametresources.com/investors/corporate-governance/governance-documents or upon written request to William L. Phillips III, Assistant Secretary, Alpha Metallurgical Resources, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail).
BOARD LEADERSHIP STRUCTURE
Chair of the Board
Mr. Stetson is the executive chair of our board of directors. The chair presides at all meetings of the board and stockholders. In addition, the chair performs such other duties as are prescribed by our governing documents or that may be assigned to him by the board from time to time, including, but not limited to:
•	providing leadership to the board;
•
approving the schedule and agenda for board meeting(s) as well as information to be sent to the board, determining whether there are major risks which the board should focus upon at the meeting(s) and facilitating communication among the directors; and

•	directing the calling of a special meeting of the board or of the independent members of the board.
Lead Independent Director
Mr. Quillen currently serves as our board’s lead independent director. The lead independent director has the following duties and powers:
•	serving as the liaison between the independent members of the board and the chair;
•	presiding at all board meetings at which the chair is not present, including executive sessions and meetings of non-management directors and/or independent directors;
•	approving the agendas for board meetings and the meeting schedule to assure that there is sufficient time for discussion of all agenda items;
•	reviewing information to be sent to the board;
•	reviewing with the chair whether there are major risks which the board should focus upon at such meetings;
•	facilitating communication among the independent directors and with the chair;
•	directing the chief executive officer or corporate secretary to call a special meeting of the board or of the independent members of the board;
•	consulting and communicating directly with major stockholders, when requested by management and when it is appropriate to do so; and
•	performing such other duties as may from time to time be delegated to the lead independent director by the board.

Committee Chairs
Each of the board’s standing committees is chaired by an independent director, further helping to ensure a robust role for the board’s independent directors.
BOARD’S ROLE IN RISK MANAGEMENT OVERSIGHT
Our management team is responsible for the assessment and control of risk at the Company. Under our Corporate Governance Guidelines, our board of directors is charged with evaluating major risks facing Alpha, which are communicated to the board by management, and overseeing that appropriate risk management and control procedures are in place.
Our board of directors has delegated to various of its committees the responsibility for overseeing the management of certain risks. Even when risk oversight has been delegated to a committee, however, the full board maintains oversight of these risks.
In accordance with NYSE rules, the board of directors has delegated to the audit committee oversight of risks related to the integrity of the Company’s financial reporting processes. The audit committee:
•
reviews and discusses with management Alpha’s major financial risk exposures and steps that management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies); and

•
oversees procedures that management has established to monitor compliance with Alpha’s Code of Business Ethics (the “Code of Ethics”) to address any potential conflicts of interest and other matters addressed in the Code of Ethics and its related person transaction policy, which is described under “Review and Approval of Transactions with Related Persons”.

The compensation committee regularly assesses whether Alpha’s compensation policies and practices incentivize excessive risk-taking, the nominating and corporate governance committee reviews material governance-related risks, such as those related to director and officer succession, and oversight of risks associated with safety and health and the protection of the environment has been delegated to the safety, health and environmental committee. For more information about the functions and activities of the board’s standing committees, see the section entitled “Board Committees”.
CODE OF BUSINESS ETHICS
Alpha has adopted a Code of Business Ethics (the “Code of Ethics”) that applies to all employees (including senior financial employees), officers (including the executive chair, chief executive officer and chief financial officer) and directors. The Code of Ethics is available at no cost either through Alpha’s website at investors.alphametresources.com/investors/corporate-governance/governance-documents or upon written request to William L. Phillips III, Assistant Secretary, Alpha Metallurgical Resources, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail).
BOARD COMMITTEES
Committee Membership
The table below identifies the standing board committees on which each of the nominees currently sits:

	Audit	Compensation	Nominating and Corporate Governance	Safety, Health and Environmental
Joanna Baker de Neufville	M(1)(2)			M(1)
Kenneth S. Courtis			M
Charles Andrew Eidson
Albert E. Ferrara, Jr.	C(2)	M
Elizabeth A. Fessenden	M(2)			C
Michael Gorzynski		M(1)	M(1)
Michael J. Quillen		C	M
Daniel D. Smith		M
David J. Stetson				M
Scott D. Vogel	M		C	M
(C)	Committee chair
(M)	Committee member
(1)	Joined committee on January 1, 2023
(2)	Audit Committee Financial Expert
Committee Meetings
The board’s standing committees meet at scheduled times during the year, typically prior to quarterly board meetings. However, other scheduled meetings may be conducted in person or telephonically, depending on the work tasks of the committee. The agendas for meetings are initially prepared by the general counsel in consultation with the committee’s chair and are also provided for comments to the chair and chief executive officer, the lead independent director and, at times, other legal counsel. To allow committees to make detailed inquiries into matters for which they are responsible, and to assist them in making informed decisions, appropriate members of management and external advisers are typically invited to attend committee meetings. For example, audit committee meetings are generally attended by the chief financial officer, the general counsel and the leader of the Company’s internal audit function, as well as certain other members of management and representatives of the independent auditor. In addition, directors frequently attend meetings of the committees on which they do not serve. Committees also typically conduct private meetings after each regular meeting and regularly meet privately and individually with key members of management and with the committee’s external advisors such as independent auditors or a compensation consultant.
The actions of each committee are recorded in the minutes of its meetings. The committee chair reports to the board as appropriate regarding the committee’s actions and recommendations.
The number of meetings held by each of the standing board committees in 2022 was as follows:
Committee	Meetings
Audit	5
Compensation	6
Nominating and Corporate Governance	4
Safety, Health and Environmental	4
Audit Committee
Our board of directors has determined that all current members of the audit committee are financially literate under current listing standards of the NYSE. Further, our board has determined that all current members of the committee are independent within the meaning of SEC and NYSE regulations and that each of Mr. Ferrara, Ms. Fessenden and Ms. Baker de Neufville qualifies as an “audit committee financial expert.”
The audit committee assists the board of directors in monitoring the quality, reliability and integrity of our accounting policies and financial statements, overseeing our compliance with legal and regulatory requirements and reviewing the independence, qualifications and performance of our internal and independent auditors. Among other matters enumerated in the audit committee charter, the committee is generally responsible for:
•	Appointing and compensating our independent auditors, including authorizing their scope of work and approving any non-audit services to be performed by them with respect to each fiscal year;
•
Reviewing and discussing our annual audited and quarterly unaudited financial statements with our management and independent auditors, as well as a report by the independent auditor describing the firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, and all relationships between us and the independent auditor; and

•	Reviewing our financial press releases, as well as other financial information and earnings guidance, if given, provided to analysts and rating agencies.
Compensation Committee
Our board has determined that all current members of the compensation committee are independent within the meaning of the NYSE rules and qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.
The compensation committee is generally responsible for assisting our board of directors in all matters relating to the compensation of our directors and executive officers and overseeing our compliance with legal and regulatory requirements as they relate to matters of compensation. The compensation committee charter sets forth the committee’s role and responsibilities. Among other responsibilities enumerated in its charter, our compensation committee is responsible for:
•	Reviewing and approving our executive compensation policies and practices, as well as the corporate goals and objectives relevant to the compensation of our executive officers;
•	Reviewing and approving the compensation, including salary, bonuses and benefits, paid to our executive officers, including any employment agreements or similar arrangements;
•	Reviewing director compensation and recommending to the board any proposed changes to that compensation;
•	Evaluating the independence of any advisors retained by the compensation committee as required by law or rule and/or by such other criteria as determined by the compensation committee;
•	Reviewing and approving and, where required to do so, making recommendations to our board with respect to, cash incentive compensation plans and equity-based plans, and administering those plans; and
•
Delegating any or all of its responsibilities to a subcommittee consisting of one or more members of the compensation committee, when appropriate and permitted by applicable legal and regulatory requirements.

Our compensation committee is authorized to administer our Management Incentive Plan (the “MIP”) and our 2018 Long-Term Incentive Plan (“LTIP”) and may delegate its authority thereunder to another committee of the board or to an appropriate officer of Alpha, in accordance with law and the terms of the applicable plan. For example, the 2018 LTIP provides our compensation committee the authority to delegate certain of its powers under the plan, relating only to employees who are not executive officers, to our chief executive officer.
In addition, our human resources department and our benefits committee, which is composed of senior employees, support the compensation committee in its work and act pursuant to delegated authority to fulfill various functions in administering the day-to-day aspects of our compensation and benefits plans.
Role of Executive Management in Determining Executive Compensation
Our compensation committee works with our management team in reviewing compensation matters, as more fully described above and in the section entitled “Compensation Discussion and Analysis”.
Annual Process for Determining Compensation of Executive Officers
As more fully described under “Compensation Discussion and Analysis”, our compensation committee, together with the independent compensation consultant engaged by the committee, conducts an annual review of our overall compensation program for executive officers and directors. With respect to executive officer compensation, our compensation committee reviews, among other items, each of the key components of compensation — base salary, short- and long-term incentives and other compensation and benefit programs — both within Alpha and as compared to peer data, to determine whether each of these components is in line with our compensation philosophy and the Company’s related goals and objectives. Upon the recommendation of our chief executive officer with respect to the compensation of each other executive officer, and, following its review of the findings of our independent compensation consultants, our compensation committee then determines the compensation for all executive officers.
Independent Compensation Consultants
The compensation committee has the authority to directly engage the services of outside advisors, including an independent compensation consultant, to assist the committee with its review of the Company’s executive and director compensation programs. The role of the independent compensation consultant includes, without limitation: (i) reviewing Alpha’s peer group of companies for benchmarking purposes with respect to compensation and performance, (ii) conducting a competitive assessment of each executive’s total direct compensation (e.g., base salary, annual- and long-term incentives), (iii) developing a trends report regarding executive compensation and keeping the compensation committee apprised of regulatory changes and other developments related to executive compensation, (iv) advising the compensation committee regarding annual- and long-term incentive plan design (v) performing a competitive assessment of non-employee director compensation, and (vi) assisting with the preparation of proxy statement disclosures.
In January 2020, the compensation committee retained Meridian Compensation Partners, LLC (“Meridian”) to assist the committee with its review of the Company’s executive and director compensation programs. During 2022, Meridian was the only compensation consultant that had a role in determining or recommending the amount or form of compensation paid to our executives and non-employee directors. To maintain independence from management, Meridian has not provided, and it is expected that

Meridian will not provide, any services to the Company other than services provided to the compensation committee. Prior to retaining Meridian, the committee reviewed, and on an annual basis reviews, the following with respect to the services provided by Meridian: (i) whether Meridian provided other services to Alpha, (ii) the amount of fees received from the Company by Meridian as a percentage of the total revenue of Meridian, (iii) policies and procedures of Meridian that are designed to prevent conflicts of interest, (iv) any business or personal relationships of the consultants or Meridian with members of the compensation committee or Alpha’s executive officers, and (v) any Alpha stock owned by the consultants. In each case, the committee has found that Meridian does not have any such relationships with Alpha or own stock in the Company.
Meridian reported directly to the compensation committee and, with the consent of the committee, coordinated and gathered information from members of management and human resources personnel with which to advise the committee. The work of Meridian for the committee did not present any conflicts of interest that required the committee’s consideration.
For more information regarding our compensation committee’s processes for determining executive officer compensation and the role of our independent compensation consultants in executive compensation matters, see “Compensation Discussion and Analysis”.
Nominating and Corporate Governance Committee
Our board has determined that all current members of the nominating and corporate governance committee are independent within the meaning of the NYSE rules and qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.
The nominating and corporate governance committee assists the board in identifying individuals qualified to become board members and executive officers and selecting, and recommending that the board select, director nominees for election to our board and its committees. Our nominating and corporate governance committee is also generally responsible for:
•	Developing and recommending governance policies and procedures for our board and monitoring compliance with our Corporate Governance Guidelines;
•	Considering questions of independence and possible conflicts of interest that may affect directors;
•	Leading our board in its annual performance review;
•	Making recommendations regarding the purpose, structure and operations of each of our board committees;
•	Overseeing and approving a management continuity planning process; and
•	Considering and recommending whether the board should accept any director resignations.
Director Nomination Procedures
Pursuant to our Corporate Governance Guidelines and the committee’s charter, our nominating and corporate governance committee reviews the qualifications of proposed director nominees to serve on our board and recommends nominees to our board. Our board is ultimately responsible for proposing a slate of nominees to the stockholders for election to the board, using information provided by the committee.
Our executive chair, our chief executive officer, members of our nominating and corporate governance committee, and other members of our board are sources for the identification of prospective director nominees. Our nominating and corporate governance committee also has authority to retain third-party search firms to identify director candidates. The committee may consider proposed nominees that are identified by stockholders in the manner prescribed by our bylaws (as described below).
Stockholder Nominations of Directors and Proposals of Other Business
On December 1, 2022, the board adopted and approved an amendment and restatement of the Company’s third amended and restated bylaws (as amended and restated, the “Amended Bylaws”) that became effective immediately. The amendments, among other things, updated the procedures and disclosure requirements in connection with stockholder nominations of directors and submissions of proposals regarding other business at stockholder meetings, including to address the effectiveness of rules related to the use of “universal” proxy cards adopted by the SEC, by:
•	Adding a requirement that a stockholder making a nomination will comply with the requirements of Rule 14a-19 of the Exchange Act;
•
Adding a requirement that a stockholder making a nomination provide a representation that it intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees;

•	Adding a requirement that the stockholder provide the Company by a specified date prior to the meeting with reasonable evidence that the stockholder complied with Rule 14a-19 under the Exchange Act;
•	Specifying that in the event the Company receives proxies for nominees that did not meet the requirements of Rule 14a-19 under the Exchange Act, the proposed nominations will be disregarded;
•	Adding a requirement that each dissident nominee submit a written consent to be named as a nominee in any proxy statement for the applicable meeting and any associated proxy card;
•	Adding a requirement that a dissident stockholder not use a white proxy card; and
•	Requiring the provision of additional background information and disclosures regarding proposed or possible nominees.
Sections 2.10(a) and 2.10(b) of our Amended Bylaws describe the process by which stockholders of the Company may submit director nominations or proposals for other business at an annual or special meeting of stockholders, respectively, at which directors are to be elected.
The procedures for a stockholder to nominate a director or propose other business at an annual meeting of stockholders include, but are not limited to, the following:
•
The stockholder must have given timely advance written notice, in proper form, to the corporate secretary of the Company including, without limitation, each proposing stockholder’s, and each beneficial owner’s, if any, name and address and information regarding, for each class or series, the number of shares of capital stock of the Company that are held of record or are beneficially owned by the stockholder and by any beneficial owner. The deadlines for providing notice to the Company of a proposed director nomination or a proposal for other business at our next annual meeting are set forth in our bylaws and summarized in “Stockholder Proposals for the 2024 Annual Meeting”.

•	The notice provided to the corporate secretary of the Company must also include:

°
all information relating to a director nominee that would be required to be disclosed in a proxy statement or other filing pursuant to Regulation 14A of the Securities Exchange Act of 1934, including the nominee’s written consent to being named in the proxy statement as a director nominee and to serve as a director if elected; and

°
a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that the person has with any other person or entity other than the Company including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Company.

•
As to any other business that the stockholder proposes to bring before the meeting, the notice provided to the corporate secretary of the Company must also include a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration), the reasons for conducting the business and any material interest in the business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made

•
As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the notice must also include, with respect to each proposing stockholder and any beneficial owner on whose behalf the nomination or proposal is made:

°	the name and address of the stockholder (as they appear on the Company’s books) and any beneficial owner;
°	for each class or series, the number of shares of capital stock of the Company that are held of record or are beneficially owned by the stockholder and by any beneficial owner;
°
a description of any agreement, arrangement, understanding between or among the stockholder and any beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of the nomination or other business;

°
a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the stockholder or any beneficial owner or any nominee with respect to the Company’s securities;

°
a representation as to whether the stockholder or any beneficial owner intends or is part of a group that intends to (I) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding capital stock required to approve or adopt the proposal or to elect each nominee, (II) otherwise to solicit proxies from stockholders in support of the proposal or nomination, and/or (III) solicit proxies in support of any proposed nominations of persons for election to the board of directors other than the Company’s nominees for election to the board of directors from the holders of capital stock of the Company representing at least sixty-seven percent (67%) of the voting power of the capital stock entitled to vote generally in the election of directors in accordance with Rule 14a-19 of the Exchange Act;
°
a representation as to whether the stockholder or any beneficial owner has complied with all state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Company and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Company;

°
any direct or indirect material interest or any material contract or agreement between the stockholder or any beneficial owner with the Company, any affiliate of the Company or any entity that provides products or services that compete with or are alternative to the principal products produces or services provided by the Company or its affiliates (a “Competitor”) (including any employment agreement, collective bargaining agreement or consulting agreement);

°	any other material relationship between the stockholder, or any beneficial owner, on the one hand, and the Company, any affiliate of the Company or any Competitor, on the other hand;
°
any other information relating to the stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of the nominee or proposal pursuant to Section 14 of the Exchange Act;

°	any other information relating to any proposed item of business as the Company may reasonably require to determine whether the proposed item of business is a proper matter for stockholder action; and
°	the stockholder’s written consent to the public disclosure of information provided to the Company pursuant to Section 2.10(a)(iii) of our fourth amended and restated bylaws.
•	For the procedures for a stockholder to nominate a director or propose other business at a special meeting of stockholders, see Section 2.10(b) of our fourth amended and restated bylaws.
•
The stockholder making a nomination must comply with the requirements of Rule 14a-19 of the Exchange Act and must provide the Company with reasonable evidence that it complies with Rule 14a-19 under the Exchange Act by a specified date prior to the annual meeting.

Alpha may also require that any proposed director nominee furnish other information as may reasonably be required by the Company to determine the eligibility of the proposed nominee to serve as an independent director of the Company, to serve on any committee of the board of directors or that could otherwise be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee.
The foregoing summary of our stockholder director nomination and other business proposal procedures is not complete and is qualified in its entirety by reference to the full text of our fourth amended and restated bylaws that has been publicly filed with the SEC and is available at no cost at www.sec.gov.

Director and Board Qualifications
We believe that our board members should have the highest professional and personal ethics and values. Candidates should bring integrity, insight, energy and analytical skills to board deliberations. We recognize that the strength and effectiveness of the board reflects the balance, experience, and diversity of the individual directors, their commitment and, importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. We seek board candidates who are:
•	Respected within the industry and our markets;
•	Proven leaders in the communities in which we do business;
•	Experienced managers;
•	Visionaries for the future of our business;
•	Able to effectively handle crises and minimize risk;
•	Dedicated to sound corporate governance; and
•	Diverse in geographic origin, gender, ethnic background and professional experience.
We seek candidates who demonstrate an understanding of our short- and long-term goals and objectives and a commitment to enhancing stockholder value. Toward this goal, we believe that our directors should have experience with key matters, including, for example:
•	Senior leadership or operating experience;
•	Public company risk management;
•	Accounting and finance (including expertise that could qualify at least one director as an “audit committee financial expert”);
•	Public company board service;
•	Regulatory knowledge/expertise and familiarity with the natural resources industry;
•	Safety, health and environmental issues;
•	International markets;
•	Business development / M&A experience and experience formulating corporate strategy;
•	Legal matters;
•	Communications;
•	Information technology;
•	Government relations; and
•	Compensation/human resources issues.
Non-management director candidates should generally be free from any relationship with management or Alpha that could create a conflict of interest or compromise their independent judgment. The committee will also consider the length of an existing director’s service on the board and the extent to which a particular director would fill a present or anticipated future need on the board.
Our Corporate Governance Guidelines and the charter of the nominating and corporate governance committee state that the board, in identifying director candidates, will take into account all factors it considers appropriate to assure a strong board, which may include, among other things, diversity in geographic origin, gender, ethnic background and professional experience. Consistent with these documents, the board seeks nominees with distinct professional backgrounds, experience and perspectives so that the board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual board self-evaluation process, the board evaluates whether or not the board as a whole has the appropriate mix of skills, experience, backgrounds and diversity in relation to the needs of the Company for the current issues facing the Company.
Our nominating and corporate governance committee periodically reviews with our board of directors and each committee the requisite skills and characteristics of individual directors as well as the composition of our board as a whole. From time to time, we may seek to enhance our board of directors with one or more members who possess a specific area of experience or expertise.
Once our nominating and corporate governance committee has identified a prospective nominee, the committee evaluates the prospective nominee against the standards and qualifications set forth above, as well as any other criteria the committee may consider appropriate.
While our nominating and corporate governance committee has no fixed process for evaluating proposed nominees, the members of the committee generally will review the resume of a proposed nominee and consult the proposed nominee’s personal references. If the committee considers the proposed nominee suitable for consideration, the members of the committee or the committee as a whole will personally interview (and, as appropriate, suggest that other members of our board interview) the proposed nominee. After completing this evaluation, our nominating and corporate governance committee makes a recommendation to the full board as to the persons who should be nominated by our board, and the board determines the nominees after considering the recommendation and report of the committee and conducting its own deliberations.
Safety, Health and Environmental Committee
The safety, health and environmental committee provides oversight of the Company’s performance in relation to safety, occupational health and environmental issues, including: (i) reviewing appropriate objectives and policies for the Company relative to the protection of the safety and health of employees, contractors, customers, the public and the environment, (ii) overseeing the Company’s monitoring and enforcement of these policies and related procedures and practices and, in connection with its oversight, assessing reports and other information provided by Company management and any external resources as the committee deems appropriate, (iii) overseeing the Company’s policies and procedures for identifying, assessing, monitoring and managing the principal risks in the Company’s business associated with safety and occupational health and the protection of the environment and, in connection with its oversight, assessing reports and other information provided by Company management and any external resources as the committee deems appropriate, (iv) discussing with management annually the scope, plans and resources for conducting audits of the Company’s safety, health and environmental practices and performance and, at least annually, reviewing significant results of these audits, (v) reviewing the Company’s response to significant safety, health and environmental-related public policy, legislative, regulatory, political and social issues and trends that may affect the business operations, financial performance or public image of the Company or the industry, and (vi) performing other duties as assigned to it from time to time by the board.
Although not required by law, under the committee’s charter a majority of its members must satisfy the independence standards of the NYSE.

DIRECTOR COMPENSATION
Process for Determining Non-Employee Director Compensation
Our compensation committee reviews, and makes recommendations to the board of directors regarding, non-employee directors’ compensation and benefits, including cash, equity-based awards and any other compensation. In determining non-employee director compensation, our compensation committee seeks advice from the independent compensation consultant retained by the committee to, among other functions: (i) conduct a competitive assessment of non-employee director compensation compared to competitive practice, (ii) inform the committee of emerging trends in director pay practices and (iii) assess the amount of compensation that is adequate to compensate our directors for their time and effort with respect to board obligations. If, after the annual review of non-employee director compensation by our compensation committee, the committee determines that any changes should be made to the program, it will recommend them to our board for approval.
2022 Director Compensation
Pursuant to our Amended and Restated Non-Employee Director Compensation Policy (the “Director Policy”), we currently provide annual compensation to our non-employee directors based on a compensation year from one annual meeting of stockholders to the next (each period, a “Compensation Year”). For the Compensation Year that commenced on May 3, 2022 (the “2022 Compensation Year”), each non-employee director serving at such time received an annual award in the form of stock-settled RSUs equal to $100,000 divided by the volume-weighted average price (“20-Day VWAP”) of the Company’s common stock as of market close on the 20 trading days ending on the day prior to the grant date, and an annual cash retainer of $100,000. In 2022, Mr. Stetson served as a member of our board as well as chief executive officer, but he did not receive any additional compensation in connection with board service. Likewise, Mr. Eidson does not receive any additional compensation for his service on the board.
Annual cash retainers are paid in quarterly installments, in advance. For any non-employee directors appointed to the board following the commencement of a Compensation Year, the director’s cash retainer will be pro-rated for any partial quarter of service, and the compensation committee will determine in its discretion whether such director will be eligible to receive a full or pro-rated annual RSU award or a special grant of RSUs.
Non-employee directors generally have the opportunity to elect to receive RSUs in lieu of their annual cash retainer. For the 2022 Compensation Year, none of our non-employee directors elected to receive RSUs in lieu of the annual cash retainer.

In addition to the annual retainer, non-employee directors are entitled to receive additional cash retainers in connection with service as a non-employee chair of the board, lead independent director or chair or member of committees of our board, as set forth in the following chart.
Position	Annual Chair / Lead Fee ($)	Annual Member Fee ($)
Non-Employee Chair of the Board	100,000	n/a
Lead Independent Director if Employee Director is Chair of the Board	20,000	n/a
Audit Committee	30,000	10,000
Compensation Committee	20,000	10,000
Safety, Health and Environmental Committee	15,000	5,000
Nominating and Corporate Governance Committee	12,000	5,000
Non-employee directors’ annual awards are granted pursuant to agreements that generally provide for vesting on the day immediately preceding the first anniversary of the grant date. The awards accelerate and vest in full in connection with a change in control of Alpha or if the director ceases to serve as a member of our board as a result of a reason other than cause as of a date that is more than six months after the beginning but prior to the completion of the applicable Compensation Year. Unvested RSUs and cash amounts are forfeited upon a separation from service for cause.
Annual awards for the 2022 Compensation Year were made on May 3, 2022 for the non-employee directors serving on that date. The awards were comprised of stock-settled RSUs based on the 20-Day VWAP of the Company’s common stock.
We reimburse non-employee directors for travel expenses incurred in connection with attending board, committee and stockholder meetings and for other business-related expenses in accordance with our reimbursement policies, as they may be amended from time to time.
Director Stock Ownership Guidelines
To align our non-employee directors’ and executive officers’ interests with those of our stockholders, the board adopted stock ownership guidelines applicable to Alpha’s non-employee directors and executive officers effective August 13, 2019 (the “Ownership Guidelines”). Generally, non-employee directors must accumulate and maintain equity ownership in Alpha within five years of becoming a director with a value of no less than five times their annual cash retainer (not including meeting fees or committee chair or member compensation). In determining if a non-employee director has satisfied the Ownership Guidelines, all stock and equity interests beneficially owned by the director, or to which the director is otherwise entitled, are taken into consideration, including, without limitation, any unvested equity grants. For purposes of the Ownership Guidelines, equity ownership is measured following the end of each fiscal year of the Company, based on the average daily stock price of our common stock during the December of that fiscal year. The nominating and corporate governance committee is responsible for the administration and interpretation of the Ownership Guidelines. For a description of the Ownership Guidelines applicable to executive officers, see “Executive Stock Ownership Guidelines”.

No Hedging/Pledging Policies
The Company has adopted an insider securities trading policy that prohibits directors, officers, employees, temporary employees, independent consultants and contractors of the Company from engaging in hedging transactions involving Company securities such as short selling, buying or selling publicly traded options (including puts and calls), zero-cost collar and forward sales contracts. The policy also prohibits the holding by these persons of Alpha securities in a margin account or pledging Alpha securities as collateral for a loan.
2022 Director Compensation Table
The following table sets forth information concerning the compensation paid to our non-employee directors in respect of the fiscal year ended December 31, 2022.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Kenneth S. Courtis	105,000	105,095	210,095
Elizabeth A. Fessenden	125,000	105,095	230,095
Albert E. Ferrara, Jr.(3)	140,000	105,095	245,095
Michael J. Quillen(3)	145,000	105,095	250,095
Daniel D. Smith	115,000	105,095	220,095
Scott D. Vogel(3)	97,000	105,095	202,095
(1)
Reflects the annual cash retainer and additional cash retainers paid in connection with service as non-employee chair of the board, lead independent director or chair or a member of a committee of our board, in each case, for service during our fiscal year ended December 31, 2022.

(2)
The values in this column are based on the aggregate grant date fair values of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The values set forth in this column relate to 709 RSUs granted on May 3, 2022 to each of our non-employee directors in connection with their annual equity awards for the 2022 Compensation Year (each with a grant date fair value of $148.23 per share).

(3)
Messrs. Ferrara, Quillen and Vogel earned cash dividend equivalents in connection with previously vested RSUs that were in deferral at the time of several common stock dividend payments during 2022. The cash dividend equivalents earned were $116,099 (Ferrara), $89,670 (Quillen) and $281,782 (Vogel). The vested RSUs in deferral were as follows: 18,771 (Ferrara), 14,498 (Quillen) and 45,559 (Vogel).

DIRECTOR RESIGNATION POLICY
Pursuant to the Company’s Corporate Governance Guidelines, management directors (currently Mr. Stetson and Mr. Eidson) are required to offer to resign from our board upon their resignation, removal or retirement as an officer of the Company, which resignation may be accepted by our board in its sole discretion. A non-employee director must inform, and offer his or her resignation to, the chair of the nominating and corporate governance committee, the chair of the board and the CEO (if a different person from the chair of the board) in the event of (i) any principal occupation or business association change, including retirement, or (ii) any change in circumstances which may cause him or her not to qualify as an independent member of our board under the rules of the NYSE or other applicable regulatory requirements. The nominating and corporate governance committee, with the advice and aid of the foregoing individuals, may make a recommendation to our board, which will then determine whether to accept or reject the offer of resignation.

COMMUNICATING WITH THE BOARD OF DIRECTORS
Stockholders and other interested parties may contact an individual director, the non-management directors or independent directors as a group or the board of directors as a whole by writing to one of the following addresses:
Via Overnight Courier	Via U.S. Mail
Board of Directors Attn: Roger L. Nicholson, Secretary Alpha Metallurgical Resources, Inc. 340 Martin Luther King, Jr. Blvd. Bristol, Tennessee 37620	Board of Directors Attn: Roger L. Nicholson, Secretary Alpha Metallurgical Resources, Inc. P.O. Box 848 Bristol, Tennessee 37621
Stockholders and other interested parties should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Communications from stockholders and other interested parties will be promptly forwarded by the corporate secretary of Alpha to the specified director addressee(s). Communications addressed to the full board of directors or the group of non-management directors will be forwarded by the corporate secretary of Alpha to the chair of the board of directors or the lead independent director, if any, as appropriate. Communications received through this method of delivery that do not indicate a specific recipient will be sent to the full board of directors. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chair of the audit committee and are handled in accordance with procedures established by the audit committee. Items not related to directors’ duties and responsibilities, including solicitations or advertisements, may be excluded by the Corporate Secretary.
BOARD COMMITTEE REPORTS
AUDIT COMMITTEE REPORT
The audit committee of the Company’s board of directors is currently composed of four non-employee, independent directors, reducing to three non-employee, independent directors after the Annual Meeting. The committee operates under a written charter adopted by the board of directors. The committee charter is available on the Company’s website at investors.alphametresources.com/investors/corporate-governance/governance-documents.
The Company’s management is responsible for the Company’s financial reporting processes, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and for issuing an opinion on the conformity of those financial statements with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit of the effectiveness of internal controls over financial reporting and expressing an opinion on internal control over financial reporting. The audit committee oversees the Company’s financial reporting processes on behalf of the board of directors.
In this context, the audit committee has met and held discussions with management, the Company’s internal auditors and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2022 were prepared in accordance with United States generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee has also discussed internal control over financial reporting with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board and the Commission, regarding the independent accountant’s communications with the audit committee concerning independence, the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.
In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the audit committee considered, among other factors, whether any non-audit services provided by the firm were compatible with its independence.
The audit committee discussed with the Company’s independent registered public accounting firm and the Company’s internal auditors the overall scope and plans for their respective audits. The audit committee meets with the independent registered public accounting firm at least quarterly, with and without management present, to discuss the results of their audit, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited consolidated financial statements be included in our 2022 Annual Report. The audit committee approved, and the board of directors ratified, the selection of the Company’s independent registered public accounting firm.
Albert E. Ferrara, Jr., Chair
Joanna Baker de Neufville
Elizabeth A. Fessenden
Scott D. Vogel
COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on its review and discussion with management, the compensation committee recommended to the board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.
Michael J. Quillen, Chair
Albert E. Ferrara, Jr.
Michael Gorzynski
Daniel D. Smith

EXECUTIVE COMPENSATION
References in this “Executive Compensation” section to “we,” “us,” “our” and other similar terms refer to Alpha Metallurgical Resources, Inc. and its consolidated subsidiaries, as the context requires.
COMPENSATION DISCUSSION AND ANALYSIS
Compensation of our named executive officers (“NEOs”) is determined under our compensation program for executive officers. This program is overseen by the compensation committee, which determines the compensation of our executive officers.
The following discussion relates to the compensation of our NEOs whose compensation is disclosed in the tables that follow, as well as the overall principles underlying our executive compensation programs. Our NEOs for the fiscal year ended December 31, 2022 were:
•	David J. Stetson, Chief Executive Officer (“CEO”) and Chair of the Board,
•	J. Todd Munsey, Chief Financial Officer (“CFO”) as of August 9, 2022,
•	C. Andrew Eidson, President (and CFO until August 9, 2022),
•	Jason E. Whitehead, Executive Vice President (“EVP”), Chief Operating Officer,
•	Roger L. Nicholson, EVP, Chief Administrative Officer (“CAO”), General Counsel and Secretary, and
•	Daniel E. Horn, EVP, Chief Commercial Officer (“CCO”).
Compensation Executive Summary
Our executive compensation programs are designed to attract, retain and reward executives who create long-term stockholder value, share our mission and perform in a manner that enables the Company to achieve its strategic goals. Our compensation programs provide a market-based total compensation program tied to financial, operating and share performance and aligned with the interests of our stockholders. Our compensation programs reflect, reinforce and communicate our commitment to operate safely, responsibly and ethically, and continually strive to improve and deliver quality in everything we do.
•
Our executive compensation programs are administered by our compensation committee, which is composed of independent directors appointed by our board. The compensation committee has the responsibility to review and approve executive and director compensation and ensure that our programs align with our policies and philosophies.

•
Variable compensation, both short- and long-term, comprises the majority of the compensation opportunities for our executive team. Long-term compensation opportunity is emphasized over short-term opportunity to encourage executive retention and to align our executives’ interests with long-term results.

•
The Alpha Metallurgical Resources, Inc. Annual Incentive Bonus Plan (or “AIB”, described in “2022 Annual Bonuses” below) measures both financial and operational performance goals, with an emphasis on financial measures. All executives have identical goals, consistent with our belief in the importance of teamwork among our leadership team. Pay for performance is emphasized through a plan design that includes a threshold performance level, with upside should performance exceed expectations, and by establishing maximum incentive payouts.

•
Long-term incentives are a significant component of our executive compensation programs. The opportunity for executives to earn awards, over time, aligns our executive team with the interests of our stockholders. For 2022, the long-term incentive compensation design for NEOs consisted of RSUs subject to a three-year ratable time-based vesting schedule and performance-based restricted stock units (“PSUs”) with three-year cliff-vesting based on the achievement of Company performance metrics over a three-year performance period.

•	We use limited perquisites to enable us to attract and retain executive talent and further our business goals.
•	We believe our executives should own stock in the Company and have therefore adopted stock ownership guidelines applicable to our executive officers as well as our non-employee directors.
•	Our severance and change in control policies generally include a double trigger payout approach and do not employ tax gross-ups (in the case of a change in control or otherwise).
Executive Compensation Process
Compensation Committee’s Role in Determining Executive Compensation
The compensation committee is responsible for ensuring that the Company’s executive compensation policies and programs reflect the short- and long-term interests of the Company’s stockholders and are competitive in the markets in which the Company competes for talent. The compensation committee reviews and approves the design of the compensation program, compensation levels and benefit programs for the NEOs. When appropriate, the compensation committee consults with other board committees, such as the safety, health and environmental committee, to determine appropriate performance targets that relate to the Company’s non-financial achievements.
The compensation committee is committed to ensuring that our compensation and benefit programs are aligned with our values and business strategy by reviewing and analyzing the competitiveness of our executive compensation programs and our performance. Each key component of compensation (base salary, short- and long-term incentives) is reviewed for both internal equity and, when appropriate comparisons are available, for external competitiveness based on industry peers and published survey data.
At the 2022 annual meeting, our stockholders approved the 2021 compensation of our NEOs by approximately 92% of the votes cast. The committee considered this result and, given the strong support for our executive compensation program, did not make any significant changes to our executive compensation program in 2022.
The compensation committee also takes into account external market conditions, such as competition for executives for a particular position, and position-specific factors when approving the total compensation for each NEO. The position-specific factors influencing the compensation levels include largely qualitative factors such as experience, tenure, job performance, contributions to our financial results, scope of responsibilities and the complexity of the position.
Role of Management and CEO in Determining Executive Compensation
As part of our process for establishing executive compensation, our CEO and the human resources department provide information and recommendations to the compensation committee and compensation consultant regarding compensation program design and appropriate performance metrics. Our CEO reviews the performance of our other NEOs with the compensation committee and makes recommendations to the committee regarding compensation levels and awards for our other NEOs. The compensation committee is responsible for determining the CEO’s compensation following a review of market data provided by our compensation consultant and the committee’s evaluation of the CEO’s performance. Our CEO does not participate in meetings of the compensation committee, or portions thereof, during which the committee discusses the CEO’s compensation.
Role of Compensation Consultants
In 2022 the compensation committee used the services of Meridian, a nationally recognized public company compensation advisor, to advise it on executive and director compensation matters. The services performed by Meridian in 2022 are described under “Compensation Committee - Independent Compensation Consultants”. Meridian reported directly to the compensation committee and, with the consent of the compensation committee, coordinated and gathered from members of management and human resources personnel information with which to advise the compensation committee.
Ultimately, decisions about the amount and form of executive compensation are made by the compensation committee alone and may reflect factors and considerations other than the information and advice provided by our compensation consultants or management.
Peer Group
In 2022, the compensation committee, with the input of Meridian and management, reviewed and reaffirmed our public company peer group to be used to assist us in making compensation decisions going forward. The committee considers the peer group data as one of various factors in setting pay levels, and in benchmarking target compensation near or above the peer group median in most cases. The companies selected for the peer group were derived from a group of public companies in the mining, metals and energy industries, taking into account market capitalization and revenues similar to ours. Our 2022 public company peer group approved by the compensation committee consisted of the following companies:
Alliance Resource Partners, L.P.	CONSOL Energy Inc.	Tronox Holdings plc.
Arch Resources, Inc.	Peabody Energy Corp	Warrior Met Coal, Inc.
Carpenter Technology Corp.	Schnitzer Steel Industries, Inc.	Worthington Industries, Inc.
Commercial Metals Co	SunCoke Energy, Inc.
Compass Minerals International, Inc.	TimkenSteel Corp.
The same peer group was also used to inform compensation decisions throughout 2022.

Executive Stock Ownership Guidelines
The board of directors believes it is important for our executive officers, including our NEOs, and directors to be owners in the Company to ensure the alignment of their goals with the interests of our stockholders. In August 2019, the board adopted the Ownership Guidelines, pursuant to which the Company’s executive officers are required to hold the equivalent of three times their base salary in our common stock, except in the case of our CEO, who is required to hold five times his base salary in our common stock. Each executive officer has a transition period of five years, beginning at the later of the date of the adoption of the Ownership Guidelines and the date of an NEO’s appointment to a position subject to the Ownership Guidelines, to meet the requirements set forth in the Ownership Guidelines. In determining if an executive officer has satisfied the Ownership Guidelines, all stock and equity interests beneficially owned by the executive officer, or to which the executive officer is otherwise entitled, are taken into consideration, including certain unvested equity grants. Our NEOs are either in compliance of or are on track to meet the guidelines within the transition period. For further information regarding the Ownership Guidelines, including a description of the terms applicable to non-employee directors, see “Director Stock Ownership Guidelines”.
2022 Primary Elements of Compensation
The 2022 compensation program for our NEOs consisted of four principal elements that support our performance and retention objectives. The compensation earned under certain components may vary significantly based on company performance. The following chart summarizes the main components of our 2022 executive compensation program and the primary objectives of each component.
Compensation Element	Description	Form	Objective
Base salary	Fixed based on level of responsibility, experience, tenure and qualifications	Cash	Support talent attraction and retention
Annual Incentive Bonus	Variable based on the achievement of annual financial, safety, environmental or other metrics	Cash	Link pay and performance
Drive the achievement of short-term business objectives
Long-Term Incentive Awards	Variable based on the achievement of long-term goals and stockholder value creation	RSUs that vest ratably over a three-year period	Support talent attraction and retention
		PSUs that vest at the end of a three-year performance period subject to the satisfaction of relative total shareholder return, safety and production performance metrics	Link pay and performance
Drive the achievement of long-term business objectives and enhancement of stockholder value
Align NEO’s interests with those of our stockholders

Compensation Element	Description	Form	Objective
Other Compensation and Benefits Programs	Employee health, welfare and retirement benefits and deferred compensation	Group medical benefits	Support talent attraction and retention
		Life and disability insurance	Provide for tax-efficient retirement savings
		401(k) plan participation	Provide for supplemental retirement benefits
Deferred compensation plan
Pay Mix
As illustrated in the chart below, approximately 81% of Mr. Stetson’s and 76% of our other NEOs’ 2022 target annualized direct compensation was “at risk,” with most of the compensation subject to the achievement of short- and long-term financial or operational performance objectives. The compensation breakdown shown in the chart below reflects annualized target compensation for 2022. We believe that this balance of fixed and variable compensation is consistent with our executive compensation philosophy and maintains a strong link between the NEOs’ compensation and company performance, motivating executives to deliver strong business performance and, importantly, to create stockholder value.

2022 Target Total Direct Compensation Mix
100%
80%
60%
40%
20%
0%
Long-Term Incentive Awards 57.1%
Cash Incentive Bonus 23.8%
Base Salary 19.1%
81% "At Risk"
Long-Term Incentive Awards 51.2%
Cash Incentive Bonus 24.4%
Base Salary 24.4%
76% "At Risk"
CEO
Other NEOs Average

Base Salary
Base salary is the fixed element of each NEO’s annual cash compensation and the foundation upon which other primary elements of compensation are based. The compensation committee awards competitive salaries in order to assist in attracting and retaining each NEO. Base salaries are reviewed by the compensation committee annually and determined with reference to the median salaries for similarly situated executives and each NEO’s position-specific skills, tenure, experience, responsibility and performance.
YOY Change in NEO Base Salaries
Officer	2021 YE Base Salary ($)	2022 YE Base Salary ($)	YOY Increase ($)(1)	YOY Increase (%)
David J. Stetson	1,000,000	1,000,000	—	—
J. Todd Munsey(1)	333,585	425,000	91,415	27.4%
C. Andrew Eidson	600,000	600,000	—	—
Jason E. Whitehead(2)	650,000	650,000	—	—
Roger L. Nicholson	500,000	500,000	—	—
Daniel E. Horn(3)	380,000	500,000	120,000	31.6%
(1)
Mr. Munsey was promoted to chief financial officer effective August 9, 2022. The committee increased Mr. Munsey’s base salary from $425,000 to $460,000 effective January 16, 2023 as a result of a market benchmarking review.

(2)	The committee increased Mr. Whitehead’s base salary from $650,000 to $700,000 effective January 16, 2023 as a result of a market benchmarking review.
(3)	Mr. Horn’s base salary increased from $380,000 to $500,000 in connection with his promotion to chief commercial officer effective January 24, 2022.
2022 Annual Bonuses
The Alpha Metallurgical Resources, Inc. Annual Incentive Bonus Plan (the “AIB”) provides annual cash incentives to our executive officers and other key employees to reward performance, as measured against fundamental company financial and operational goals. During 2022, all of our NEOs participated in the AIB.
Performance Metrics
In establishing 2021 performance goals under the AIB, the compensation committee considered the economic environment and challenges to be faced during the fiscal year including continued uncertainties stemming from the COVID-19 pandemic. The compensation committee designed the performance goals to ensure that performance significantly in excess of the target performance goals would be rewarded with above-target payout levels, up to the cap established by the compensation committee. In setting the target goals, the compensation committee sought to establish challenging but attainable goals that would motivate and reward the NEOs for strong performance without encouraging excessive risk taking.
For 2022, the compensation committee approved a mix of performance measures based on financial, safety and environmental metrics, as shown in the table below. Although the effects of COVID-19 appeared to be waning at the time that the compensation committee approved the 2022 metrics, it remained a relevant factor. The compensation committee ultimately determined to adopt the same metrics for 2022 as those used in 2021. Additional information regarding the performance metrics is included in the footnotes to the table immediately below.

The compensation committee approved the metrics set forth in the table below, the respective weighting of each metric and the performance thresholds for the executives’ 2022 annual bonuses under the AIB. There were no adjustments made to these metrics after their initial approval. The metrics were intended to align annual incentive compensation for 2022 with the goals and objectives set forth in the Company’s business plan, specifically a focus on safety, environmental compliance and financial performance, especially with respect to costs. If the threshold level of performance for any of our metrics is not achieved, then our executives would receive no payouts under the metric.
	2022 Metric Goals				2022 Performance
Performance Metric	Weighting	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Performance	Payout as % of Target	Aggregate Target Bonus % Earned
EBITDA(1)	35%	$845.6M	$1,208M	$1,570.4M	$1,767.5M	200%	70%
Cost of Coal Sales per Ton Sold – Met(2)	35%	$97.04	$90.69	$84.34	$99.47	0%	0%
Safety – NFDL(3)	20%	1.91	1.74	1.57	1.05	200%	40%
Environmental Compliance(4)	10%	151	116	99	89	200%	20%
Total	100%						130%
(1)
AIB EBITDA was $1,767.5 million in 2022 under the formula adopted by the compensation committee and, as a result, the target performance goal was achieved, resulting in the maximum payout pursuant to the EBITDA metric. AIB EBITDA was calculated as follows: 2022 Income from Continuing Operations plus Interest Expense, Income Tax Expense, Depreciation, Depletion and Amortization, and Amortization of Acquired Intangibles, less Interest Income and Income Tax Benefit (“EBITDA”), and excluding the following (i) AIB, Operations Incentive Bonus (“OIB”), and stock compensation expenses, (ii) Impairment of tangible and intangible assets and related charges, (iii) Gains or Losses associated with Asset Retirement Obligations (“ARO”), (iv) Costs, Revenues, Gains or Losses associated with board approved future and completed business combinations, capital market transactions, reorganizations and/or restructuring programs (including severance/separation costs), and (v) extraordinary, unusual, infrequent or non-recurring items not encompassed in the above exclusions, as determined by the board.

2022 Adjusted EBITDA was $1,740.6 million as disclosed in our Annual Report. Exclusions under the AIB EBITDA formula adopted by the compensation committee totaled $26.9 million. This resulted in the final 2022 AIB EBITDA of $1,767.5 million. Refer to the Annual Report for reconciliation of net income (loss) to Adjusted EBITDA for the year ended December 31, 2022.

(2)
AIB Cost of Coal Sales per Ton Sold – Met was $99.47 for metallurgical coal sales in 2022 under the formula adopted by the compensation committee and, as a result, the threshold target performance goal was not achieved, resulting in no payout. AIB Cost of Coal Sales per Ton Sold – Met was calculated as follows: Weighted Average 2022 Cost of Coal Sales per Ton Sold, excluding the following (i) AIB, OIB, stock compensation and sales related expenses, (ii) Impairment of tangible and intangible assets and related charges, (iii) Gains or Losses associated with ARO or idled assets, (iv) Costs, Revenues, Gains or Losses associated with board approved future and completed business combinations, reorganizations and/or restructuring programs (including severance/separation costs), (v) Costs, Revenues, Gains or Losses associated with coal purchased from third parties, and (vi) extraordinary, unusual, infrequent or non-recurring items not encompassed in the above exclusions, as determined by the board.

(3)
AIB Safety - Non-Fatal Days Lost (“NFDL Rate”) was 1.05 in 2022, resulting in the maximum payout pursuant to the NFDL metric. NFDL Rate is a standard established by the Mine Safety and Health Administration and is widely used by coal companies to judge their safety performance.

(4)
AIB Environmental Compliance, which is measured by the total number of water quality exceedances, including selenium, was 89 in 2022 under the formula adopted by the compensation committee and, as result, the target performance goal was achieved, resulting in the maximum payout pursuant to this metric.

Targets and Payouts for 2022
The compensation committee sets the target amount of executives’ AIB opportunities to be at or around the median of competitors and industry peers. Target amounts are linked to each NEO position’s pay grade as a percentage of base salary as of the end of the fiscal year, which is 125% for our chief executive officer and 100% for all other NEOs. Potential

2022 bonus payouts for our NEOs who participated in the AIB ranged from 0% to 200% of the target opportunity, based on the achievement of performance metrics. There is no payout for achievement at or below a threshold goal.
The following table sets forth the payouts earned by each participating NEO pursuant to the AIB for 2022. Each NEO’s annual bonus payment equaled 130% of his target bonus amount.
Officer	2022 Base Salary ($)	2022 Annual Target Bonus Opportunity (as a % of base salary)	2022 Target Bonus ($)(1)	2022 Actual Performance as a % of Target Bonus	2022 AIB Bonus ($)(2)
David J. Stetson	1,000,000	125%	1,250,000	130%	1,625,000
J. Todd Munsey	425,000	100%	425,000	130%	552,500
C. Andrew Eidson	600,000	100%	600,000	130%	780,000
Jason E. Whitehead	650,000	100%	650,000	130%	845,000
Roger L. Nicholson	500,000	100%	500,000	130%	650,000
Daniel E. Horn	500,000	100%	500,000	130%	650,000
(1)	Target Bonus was paid on December 16, 2022.
(2)	Remaining 2022 AIB Bonus was paid on February 24, 2023 based on the difference between the final calculated 2022 AIB and the Target Bonus already paid on December 16, 2022.
Long-Term Incentive Awards
The Company adopted the 2018 LTIP on April 29, 2018, pursuant to which awards of stock options, stock appreciation rights, restricted stock, RSUs, performance awards and other cash- and stock-based awards may be granted to our employees, consultants and non-employee directors under the 2018 LTIP.
At the beginning of 2022, the compensation committee approved the following long-term target award value for our NEOs:
Officer	LTIP Target Award Value ($)	Restricted Stock Units (# of shares)	Performance Share Units (# of shares)
David J. Stetson	3,000,000	23,369	23,369
J. Todd Munsey	467,020	—	—
C. Andrew Eidson	1,350,000	10,516	10,516
Jason E. Whitehead	1,462,500	11,392	11,392
Roger L. Nicholson	1,000,000	7,790	7,790
Daniel E. Horn	1,000,000	7,790	7,790
Each NEO’s long-term target award level was based on their pay grade associated with their position at the time of grant and expressed as percentage of base salary. These target percentages and amounts are reviewed annually, in addition to all NEO compensation components, and compared to our compensation peer group.
In 2022, the compensation committee approved the following grants of RSUs and PSUs to our NEOs:
•	Time-based Restricted Stock Units (“RSUs”) . 50% of each NEO’s target LTI award value was granted in the form of time-based stock-settled RSUs that are scheduled to vest in equal installments on each of January 25, 2023, 2024 and 2025. An NEO must be continuously employed through each vesting date to be eligible to vest in the applicable portion of his RSU grant, subject to certain exceptions. On each vesting date, any RSUs that have vested are settled in a like number of shares of our common stock.
•
Performance-based Stock-Settled Units (“PSUs”). 50% of each NEO’s target LTI award value was granted in the form of PSUs are subject to a three-year performance period ending December 31, 2024 and vest based on achieved performance against the following compensation committee approved metrics:

➣	Total shareholder return relative to our performance comparator group (“rTSR”), weighted 40.0%
➣	Safety related to the achievement of non-fatal days lost (NFDL), weighted 30.0%
➣	Production of underground feet per shift (“FPS”), weighted 22.5%
➣	Production of surface yards per day (“YPD”), weighted 7.5%
Based on achieved performance, PSU payouts may range from 0% to 200% of target levels.
The PSUs are scheduled to vest on January 25, 2025, subject to the employees’ continued employment through that date and the satisfaction of performance conditions. Following January 25, 2025, any PSUs that have vested will be paid in a like number of shares of our common stock.
Mr. Munsey, who was not a NEO at the time of the 2022 grants, was granted PSUs on the same conditions and terms as the NEOs, except that his 2022 PSUs, to the extent earned, will be settled in cash instead of shares of our common stock.
2022 Compensation Decisions
On January 25, 2022, the board promoted Daniel E. Horn to serve as the Company’s executive vice president and chief commercial officer. In connection with this appointment, the compensation committee of the Board increased Mr. Horn’s annual base salary to $500,000. Mr. Horn’s annual target and maximum bonus opportunities under the AIB were increased to 100% and 200% of his base salary, respectively, subject to applicable performance criteria and plan terms (levels consistent with those for other NEOs). He remained eligible to receive an annual incentive award under the 2018 LTIP, with his target award increased to 200% of his base salary.
On August 8, 2022, the Company announced that Mr. Stetson advised the Company’s board on August 4, 2022 that he would retire from his role as chief executive officer effective as of the end of the day on December 31, 2022. The board determined that he would thereafter serve as executive chair of the board. On the same day, the Company announced the board’s appointment of Mr. Eidson to serve as the Company’s chief executive officer, and as a director, effective as of January 1, 2023. In connection with the appointment of Mr. Eidson as chief executive officer, the Board appointed Mr. Munsey to serve as the Company’s executive vice president and chief financial officer, effective August 9, 2022, and appointed Mr. Whitehead to serve as the Company’s president and chief operating officer effective as of January 1, 2023.
In connection with his appointment and based upon benchmarking data provided by the compensation committee’s consultant, Mr. Munsey’s experience and internal equities, the compensation committee of the board established Mr. Munsey’s annual base salary as

$425,000 and his annual target and maximum bonus opportunities under the AIB as 100% and 200% of his base salary, respectively, subject to applicable performance criteria and plan terms (levels consistent with those for other NEOs). The committee further determined that Mr. Munsey is eligible to receive an annual equity award under the 2018 LTIP with a target award of 200% of his base salary.
Employment Agreement with Mr. Eidson
On November 21, 2022, the Company announced that, in connection with his appointment as the Company’s chief executive officer, Mr. Eidson and the Company had entered into an employment agreement dated November 18, 2022 (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Eidson will serve as the Company’s chief executive officer through November 18, 2024 and during any renewal period (the term automatically renews for successive 12-month periods unless terminated by either party with 90 days’ written notice). Mr. Eidson’s annual base salary was initially set at $850,000, which may be increased from time to time at the sole discretion of the board’s compensation committee).
Beginning in 2023, and for each year thereafter during the term, Mr. Eidson will be eligible to receive an annual bonus to the extent earned based on performance against annual performance criteria established by the compensation committee under the AIB. Mr. Eidson’s annual target and maximum bonus opportunities will be 125% and 250% of his base salary, respectively, subject to applicable performance criteria.
In 2023, Mr. Eidson will continue to participate in the 2018 LTIP at a target amount equal to 300% of annual base salary, in accordance with the terms of the 2018 LTIP.
If Mr. Eidson is terminated without cause or resigns for good reason (each as defined in the Employment Agreement), he will be entitled to receive the following severance benefits, subject to his execution of a release of claims:
•
an amount equal to (i) 2 times base salary plus (ii) 2 times target bonus for the year in which the termination becomes effective, payable in equal installments for 24 months following the date of termination;

•
for any equity-based awards that are outstanding as of the date of termination, any unvested tranche of each award will service-vest on a pro rata basis based on the period of time that Mr. Eidson was employed during the applicable vesting period for that tranche, with any awards that are also subject to performance-vesting conditions remaining outstanding subject to the achievement of the applicable performance goals as provided under the terms of the applicable award agreement;

•	earned and accrued but unpaid individual bonuses or individual incentive compensation for prior years; and
•
reimbursement by the Company for Consolidated Omnibus Budget Reconciliation Act (COBRA) health and dental insurance premiums and life insurance premiums for him and his dependents until the earliest of Mr. Eidson obtaining the age of 65, the date he becomes eligible to participate in another employer’s group health plan and 18-months following the date of termination (the “Continuation Benefits”).

If Mr. Eidson is terminated without cause or resigns for good reason during the period beginning 90 days prior to and ending twelve months following a change in control (as defined in the Employment Agreement), he will be entitled to receive the following enhanced severance benefits, subject to his execution of a release of claims:
•
an amount equal to (i) 2.5 times base salary plus (ii) 2.5 times the target annual bonus for the year in which the termination occurs, payable in equal installments for 30 months following the date of termination;

•
service-vesting of all equity awards with any awards that are also subject to performance-vesting conditions remaining outstanding subject to the achievement of the applicable performance goals as provided under the terms of the applicable award agreement;

•	payment of the pro rata share of his individual annual bonus or individual annual cash incentive compensation, based on target performance, for the year of termination;
•	earned and accrued but unpaid individual bonuses or individual incentive compensation for prior years; and
•	the Continuation Benefits.
If Mr. Eidson’s employment is terminated due to death or disability, he will be entitled to receive earned and accrued but unpaid individual bonuses or individual incentive compensation for prior years and the Continuation Benefits (other than life insurance premiums in the case of his death).
Under the Employment Agreement, Mr. Eidson agrees that, following a termination of his employment for any reason, he will not, for a two year period, undertake activities that compete with the business of the Company. The Employment Agreement also contains other customary terms and conditions.
Transition Agreement with Mr. Stetson
The Company also announced on November 21, 2022 that, in connection with his transition to executive chair, Mr. Stetson and the Company had entered into an agreement dated November 18, 2022 (the “Transition Agreement”). Under the terms of the Transition Agreement, Mr. Stetson would resign as the Company’s chief executive officer as of the end of the day on December 31, 2022, at which time the amended and restated employment agreement between Mr. Stetson and the Company, dated January 26, 2021, would terminate and be replaced by the Transition Agreement. Mr. Stetson would become the Company’s executive chair on January 1, 2023 and would serve as executive chair until the end of the day on December 31, 2023, at which time his status as an employee of the Company would terminate. On January 1, 2024, Mr. Stetson will become non-executive chair and will serve in that capacity until April 30, 2024. The Board has agreed to nominate Mr. Stetson for reelection to the Board at the Annual Meeting.
Per the Transition Agreement, during Mr. Stetson’s tenure as executive chair, he will remain a fulltime employee of the Company and will have the duties, responsibilities and authorities customarily associated with his position, as approved by the board of directors. Either the Company or Mr. Stetson may terminate his employment with the Company upon proper notice.
During his service as executive chair, Mr. Stetson will be compensated, in addition to general employee benefits, as follows:
•	Annual base salary of $800,000, pro-rated for any partial year of service as executive chair;

•	Participation in the AIB, with an annual target bonus opportunity of 100% of annual base salary, and a maximum bonus opportunity of 200% of annual base salary;
•	Participation in the 2018 LTIP, with an annual target award amount of 200% of annual base salary, consisting of performance share units and restricted share units; and
•
A one-time equity award of 30,000 restricted stock units, granted on November 18, 2022, with 10,000 units to vest on January 1, 2023, 10,000 units to vest on June 30, 2023 and 10,000 units to vest on December 31, 2023, provided, however, that upon Mr. Stetson’s involuntary departure from the board, all unvested units shall immediately vest.

In December 2022, given the Company’s strong financial performance in 2022, the compensation committee approved discretionary bonuses to our NEOs and employees that participated in our bonus programs. These bonuses were paid to our NEOs on February 24, 2023 in the amount of $250,000 each.
Deferred Compensation
Our NEOs are eligible to participate in the Deferred Compensation Plan which permits certain of our highly compensated employees to receive supplemental retirement benefits in excess of the tax-qualified plan limits under the Internal Revenue Code. The Deferred Compensation Plan is designed to further the interests of our stockholders by helping us attract and retain key talent by providing them with these additional retirement benefits. Under the Deferred Compensation Plan, we maintain a supplemental retirement account for each participant to which we credit annual contributions equal to the sum of (i) the participant’s compensation that is in excess of the federal tax-qualified plan limit under Section 401(a)(17) of the Internal Revenue Code multiplied by the aggregate matching company contribution percentage for our tax-qualified retirement plans in effect for the applicable year (4% for 2022 eligible compensation), plus, in the discretion of our compensation committee (ii) a discretionary contribution in an amount equal to a percentage of the participant’s eligible compensation under our tax-qualified plans (none in 2022).
Upon a participant’s termination of employment without cause or by the participant for good reason, involuntary termination in connection with a change in control (as determined by the Company in its discretion prior to the change in control) or due to death or disability (all as defined in the participant’s employment agreement or the Deferred Compensation Plan), the participant will receive a pro-rated credit as of December 31st of the year for which the contribution was made. All contributions made to participant accounts are fully vested when credited.
CEO Employment Agreements and Executive Offer Letters
Our chief executive officer has historically entered into an employment agreement with the Company, which is intended to retain and competitively compensate the executive for his position with the Company and provide severance benefits on specified terminations of employment. The terms of the employment agreement entered into with Mr. Eidson, including the severance amounts payable to Mr. Eidson under the terms of his employment agreement in connection with a qualifying termination of employment are described under “Potential Payments on Termination and Change in Control—Chief Executive Officer”.
No other NEOs have individual employment agreements with the Company (although Mr. Stetson is party to a Transition Agreement with the Company, as described above), but each of our executive officers (other than our CEO and Mr. Stetson) executed an offer letter with the Company upon the executive’s commencement of employment. The offer letters set forth the general terms of the executive’s compensation, including annual base salary, target annual bonus opportunity under the AIB (as a percentage of base salary), target annual equity award value (as a percentage of base salary) and severance multiple under our Executive Key Employee Separation Policy (”KESP”).
Non-CEO Severance and Change in Control Arrangements
Our NEOs other than Mr. Eidson and Mr. Stetson are participants in our KESP, which provides participants with severance benefits following a qualifying termination of employment and enhanced benefits in connection with a change in control. The terms and estimated amounts of these benefits are described below under “Potential Payments on Termination and Change in Control—Key Employee Separation Plan”.
The compensation committee believes these change in control and termination provisions are necessary to ensure that the actions and recommendations of senior management and other employees with respect to change in control transactions are in our and our stockholders’ best interests, and to reduce the distraction regarding the impact of such a transaction on the employment status of an NEO. These programs were reviewed by our compensation committee, assisted by its independent compensation consultant, and subsequently by our board, who concluded that the terms of these programs are in line with market practices.
The CEO’s employment agreement and the KESP do not provide for payment to cover “golden parachute” excise taxes imposed under Section 4999 of the Internal Revenue Code. Rather, payments due in connection with a change of control to participants will be reduced to the extent necessary to avoid the excise tax, unless it is determined that the net after-tax benefits to a participant would be greater if the reductions were not imposed (i.e., “best net” treatment).
Retirement and Other Benefits
Our NEOs are eligible to participate in our employee benefit plans provided to other employees, including health and welfare benefits and our 401(k) plan. In 2020, the Company suspended matching contributions to our 401(k) plan. However, beginning in June 2021, the Company reinstated matching contributions, which are up to 100% of the first 3% and 50% of next 2% (aggregate of 4%) of a participant’s contributions. For 2022, the Company also made a qualified non-elective contribution equal to 2% of a participant’s annual base salary as of December 31, 2022.
Tax and Accounting Considerations
We recognize a charge to earnings for accounting purposes for equity awards over their vesting period. We do not require executive compensation to be tax-deductible for our Company, but instead balance the cost and benefits of tax-deductibility to comply with our executive compensation goals. For example, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1 million paid in any taxable year to its chief executive officer, chief financial officer and certain other executive officers. The compensation committee considers tax deductibility in making compensation decisions, but it is fully authorized, in the exercise of its business judgment and in accordance with its compensation philosophy, to approve compensation that is not tax-deductible when it believes that such payments are in our stockholders’ best interests.
Risk Assessment of Compensation Programs
Our compensation committee, after considering the input of its independent compensation consultant, conducted an assessment of the risks associated with our compensation policies and programs and determined that our compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on us.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Quillen, Ferrara and Smith served on the Company’s compensation committee during fiscal year 2022. No member of the compensation committee is, or ever has been, an employee or an officer of our Company, although Mr. Quillen served, many years ago, as chair and chief executive officer of Predecessor Alpha, which is now a subsidiary of Alpha. During 2022, none of our executive officers served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of our compensation committee, and none of our executive officers served as a member of the compensation committee of another company, one of whose executive officers served as one of our directors.
2022 SUMMARY COMPENSATION TABLE
The following summary compensation table sets forth information concerning the compensation of our NEOs for the fiscal years ended December 31, 2022, 2021 and 2020.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total
David J. Stetson Chair and Chief Executive Officer	2022	1,000,000	250,000	8,049,839	—	1,625,000	104,262	92,807	11,121,908
	2021	966,346	500,000	—	—	1,911,550	78,054	93,835	3,549,785
	2020	968,222	—	3,291,267	—	2,107,899	—	44,511	6,411,899
J. Todd Munsey EVP and Chief Financial Officer	2022	366,635	335,707	57,882	—	552,500	24,802	17,287	1,354,813

C. Andrew Eidson President (former CFO)	2022	600,000	320,032	1,425,156	—	780,000	48,502	27,902	3,201,592
	2021	579,808	250,000	1,287,118	—	917,544	34,192	9,889	3,078,551
	2020	484,060	—	406,128	—	1,011,792	—	15,865	1,917,845
Jason E. Whitehead EVP and Chief Operating Officer	2022	650,000	316,530	1,543,897	—	845,000	53,560	34,588	3,443,575
	2021	628,125	250,000	1,394,371	—	994,006	37,175	10,408	3,314,085
	2020	530,554	—	385,822	—	1,096,108	—	13,330	2,025,814
Roger L. Nicholson EVP, Chief Administrative Officer, General Counsel and Secretary	2022	500,000	313,028	1,055,731	—	650,000	38,385	36,534	2,593,678
	2021	483,173	200,000	953,410	—	764,620	26,227	21,626	2,449,056
	2020	435,670	—	365,517	—	843,160	—	19,951	1,664,298
Daniel E. Horn EVP and Chief Commercial Officer	2022	488,462	265,933	1,055,731	—	650,000	33,372	41,976	2,535,474
	2021	380,000	200,000	667,396	—	435,833	15,400	25,242	1,723,871
	2020	329,319	219,195	92,393	—	505,896	—	24,827	1,171,630
(1)
For 2022, the values set forth in this column reflect a discretionary bonus amount of $250,000 paid to each NEO on February 24, 2023, and a $1,000 discretionary bonus paid to Mr. Munsey before he became an NEO. Excluding Mr. Stetson, these amounts also reflect time-vested cash-based awards that vested in 2022, which were from the second vesting tranche of the February 18, 2020 cash-based awards to Messrs. Munsey ($14,707), Eidson ($70,032), Whitehead ($66,530), Nicholson ($63,028) and Horn ($15,933), and the first vesting tranche of the January 29, 2021 time-vested cash-based award to Mr. Munsey ($70,000) that vested in 2022. For 2021, the values set forth in this column reflect a discretionary bonus amount paid to each NEO on December 17, 2021. The amounts of the discretionary bonuses were $500,000 to Mr. Stetson, $250,000 each to Messrs. Eidson and Whitehead, and $200,000 each to Messrs. Nicholson and Horn. For 2020, the values set forth in this column reflect cash retention awards of $105,400 and $113,795 paid to Mr. Horn on December 18, 2020.

(2)
The values set forth in this column reflect the aggregate grant date fair value of awards (which for PSUs is based on target and excludes the effect of estimated forfeitures) computed in accordance with FASB ASC Topic 718. These amounts, which do not correspond to the actual value that may be realized by our NEOs, were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our 2022 Annual Report. For 2022, the values set forth in this column reflect grants on January 25, 2022 of (i) PSUs to our NEOs excluding Mr. Munsey with a grant date fair value of $60.37 per share for the safety and production components and a grant date fair value of $97.33 per share for the rTSR performance component, (ii) RSUs granted to our NEOs excluding Mr. Munsey with a grant date fair value of $60.37 per share and (iii) the rTSR component of the performance-based cash award granted to Mr. Munsey with a grant date fair value of $0.6197 (the safety and production components of the award will be reported in the Non-Equity Incentive Plan Compensation column if and when they are earned at the end of the performance period). Assuming maximum achievement of performance conditions, the value of the PSUs for Messrs. Stetson, Eidson, Whitehead, Nicholson and Horn at the grant date was $3,512,503, $1,580,609, $1,712,324, $1,170,899 and $1,170,899, respectively.

For 2021, the values set forth in this column reflect grants on January 29, 2021 of (i) PSUs to our NEOs other than the CEO with a grant date fair value of $12.00 per share for the safety and production components and a grant date fair value of $16.18 per share for the rTSR performance component, and (ii) RSUs granted to our NEOs other than the CEO with a grant date fair value of $12.00 per share. Assuming maximum achievement of performance conditions, the value of the PSUs for Messrs. Eidson, Whitehead, Nicholson and Horn at the grant date was $1,370,948, $1,485,181, $1,015,508, and $710,864 respectively. In order for such awards to be made, Mr. Stetson volunteered to forgo his 2021 grant entirely and to surrender for cancellation the PSUs granted to him in 2020.

For 2020, the values set forth in this column reflect grants on February 18, 2020 of (i) PSUs to Mr. Stetson with a grant date fair value of $6.36 per share for the safety and production components and a grant date fair value of $8.53 per share for the rTSR performance component, and (ii) RSUs granted to our NEOs other than the CEO with a grant date fair value of $6.36 per share. Assuming maximum achievement of performance conditions, the value of Mr. Stetson’s PSUs at the grant date was $4,508,614. Mr. Stetson’s PSUs were voluntarily cancelled in January 2021 and (iii) the rTSR component of the performance-based cash awards granted to our NEOs other than the CEO with a grant date fair value of $0.8245 (the safety and production components of the awards will be reported in the Non-Equity Incentive Plan Compensation column if and when they are earned at the end of the performance period).

(3)	The values set forth in this column represent annual bonuses earned under our AIB in respect of 2022 performance based on achievement of the performance metrics described under “2022 Annual Bonuses”.
(4)
The values set forth in this column represent deferred compensation earnings during the year under the Deferred Compensation Plan. For 2020, 2021 and 2022, there were no above-market or preferential earnings on non-qualified deferred compensation.

(5)
The values set forth in this column include for 2022 (i) annual 401(k) employer contributions of $6,100 to each of the NEOs, (ii) 401(k) employer matching contributions for Messrs. Stetson ($7,692), Munsey ($8,376), Eidson ($11,400), Whitehead ($11,400), Nicholson ($11,400) and Horn ($10,313), (iii) imputed income on group term life insurance for Messrs. Stetson ($60,198), Munsey ($1,711), Eidson ($4,230), Whitehead ($4,590), Nicholson ($15,444) and Horn ($15,152), (iv) imputed income related to the use of a Company vehicle for each Messrs. Stetson ($10,187), Eidson ($2,787) and Whitehead ($8,164), (v) an automobile allowance to Mr. Horn ($7,800), (vi) fuel allowance to Mr. Munsey ($1,100), (vii) mobile phone allowances paid to Messrs. Whitehead ($900) and Nicholson ($900), and (viii) imputed income related to taxable employee recognition awards for Messrs. Stetson ($2,452), Eidson ($3,067), Whitehead ($3,434), Nicholson ($2,690) and Horn ($2,612) . This column also includes amounts reflecting the use of Company aircraft for non-business travel during 2022 for Messrs. Stetson ($33,192) and Eidson ($4,859), which are the actual costs to the Company. Non-business use of Company aircraft allows for more efficient use of the CEO’s or NEO’s time. Non-business use of corporate aircraft results in imputed income to the executive according to Internal Revenue Code and U.S. Department of Transportation requirements.

2022 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2022.
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Minimum ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
David J. Stetson	—	625,000	1,250,000	2,500,000	—	—	—	—	—
	1/25/2022	—	—	—	7,011	14,022	28,044	—	846,508
	1/25/2022	—	—	—	4,674	9,347	18,694	—	909,744
	1/25/2022	—	—	—	—	—	—	23,369	1,410,787
	11/18/2022	—	—	—	—	—	—	30,000	4,882,800
J. Todd Munsey	—	212,500	425,000	850,000	—	—	—	—	—
	1/25/2022	233,510	233,510	233,510				—
	1/25/2022	70,053	140,106	280,212				—
	1/25/2022	—	—	—	46,702	93,404	186,808	—	57,882
C. Andrew Eidson	—	300,000	600,000	1,200,000	—	—	—	—	—
	1/25/2022	—	—	—	3,155	6,310	12,620	—	380,935
	1/25/2022	—	—	—	2,103	4,206	8,412	—	409,370
	1/25/2022	—	—	—	—	—	—	10,516	634,851
Jason E. Whitehead	—	325,000	650,000	1,300,000	—	—	—	—	—
	1/25/2022	—	—	—	3,418	6,835	13,670	—	412,629
	1/25/2022	—	—	—	2,279	4,557	9,114	—	443,533
	1/25/2022	—	—	—	—	—	—	11,392	687,735
Roger L. Nicholson	—	250,000	500,000	1,000,000	—	—	—	—	—
	1/25/2022	—	—	—	2,337	4,674	9,438	—	282,169
	1/25/2022	—	—	—	1,558	3,116	6,232	—	303,280
	1/25/2022	—	—	—	—	—	—	7,790	470,282
Daniel E. Horn	—	250,000	500,000	1,000,000	—	—	—	—	—
	1/25/2022	—	—	—	2,337	4,674	9,438	—	282,169
	1/25/2022	—	—	—	1,558	3,116	6,232	—	303,280
	1/25/2022	—	—	—	—	—	—	7,790	470,282
(1)
The amounts in the first row of this column reflect the range of the annual bonuses under the AIB that our NEOs were potentially eligible to earn in respect of performance in 2022 as described under “2022 Annual Bonuses.” For Mr. Munsey, the second row in this column reflects the time-based cash award granted on January 25, 2022 under the 2018 LTIP that is scheduled to vest over a 3-year graded period, subject to continued employment with us, on January 25, 2023, 2024 and 2025. The third row in this column for Mr. Munsey reflects the performance-based cash award subject to safety and production metrics granted on January 25, 2022 under the 2018 LTIP for which the actual amount that will be payable, subject to continued employment with us, but will not be determinable until the close of the three-year vesting performance period ending on December 31, 2024. These awards were granted to Mr. Munsey before he became an NEO.

(2)
Other than for Mr. Munsey, this column reflects the number of shares of common stock subject to PSUs granted on January 25, 2022 under the 2018 LTIP to each of our NEOs. The first row reflects the portion of the award subject to safety and production metrics and the second row reflects the portion of the award subject to rTSR. For Mr. Munsey, the amounts in this column reflect the performance-based cash award subject to the rTSR metric granted on January 25, 2022 under the 2018 LTIP before he became an NEO. In each case, the minimum future payout is 50% and the maximum is 200% with interpolation in between. The payout of the portion subject to rTSR is capped at 100% for negative TSR regardless of the peer group median TSR. The actual amount of this award that will be payable, subject to continued employment with the company, but will not be determinable until the close of the three-year vesting performance period ending on December 31, 2024.

(3)
This column reflects the number of shares of common stock underlying RSUs granted on January 25, 2022 under the 2018 LTIP that are scheduled to vest, subject to continued employment, in equal installments on each of January 25, 2023, 2024 and 2025.

(4)
The grant date fair value calculations are computed in accordance with FASB ASC Topic 718, based upon the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our 2022 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2022.
		Option Awards				Stock Awards
Officer	Grant Date	Numbers of Securities Underlying Unexercised Options Exercisable (#)	Numbers of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Number of Unearned Performance Share Units That Have Not Vested(3) (#)	Market or Payout Value of Unearned Performance Share Units That Have Not Vested(4) ($)
David J. Stetson	1/25/2022	—	—	—	—	—	—	23,369	3,565,525
	1/25/2022	—	—	—	—	23,369	3,565,525	—	—
	11/18/2022	—	—	—	—	30,000	4,554,240
J. Todd Munsey	2/18/2020	—	—	—	—	1,521	232,067	—	—
	2/18/2020	—	—	—	—	—	—	—	136,500
	1/29/2021	—	—	—	—	—	—	—	84,000
	1/25/2022	—	—	—	—	—	—	—	93,404
C. Andrew Eidson	2/18/2020	—	—	—	—	7,242	1,104,948	—	—
	2/18/2020	—	—	—	—	—	—	—	650,000
	1/29/2021	—	—	—	—	33,424	5,099,667	—	—
	1/29/2021	—	—	—	—	—	—	50,137	7,649,653
	1/25/2022	—	—	—	—	10,516	1,604,479	—	—
	1/25/2022	—	—	—	—	—	—	10,516	1,604,479
Jason E. Whitehead	2/18/2020	—	—	—	—	6,880	1,049,716	—	—
	2/18/2020	—	—	—	—	—	—	—	617,500
	1/29/2021	—	—	—	—	36,210	5,524,741	—	—
	1/29/2021	—	—	—	—	—	—	54,315	8,287,111
	1/25/2022	—	—	—	—	11,392	1,738,134	—	—
	1/25/2022	—	—	—	—	—	—	11,392	1,738,134
Roger L. Nicholson	2/18/2020	—	—	—	—	6,518	994,484	—	—
	2/18/2020	—	—	—	—	—	—	—	585,000
	1/29/2021	—	—	—	—	24,758	3,777,452	—	—
	1/29/2021	—	—	—	—	—	—	37,138	5,666,330
	1/25/2022	—	—	—	—	7,790	1,188,559	—	—
	1/25/2022	—	—	—	—	—	—	7,790	1,188,559
Daniel E. Horn	2/18/2020	—	—	—	—	1,648	251,444	—	—
	2/18/2020	—	—	—	—	—	—	—	147,875
	1/29/2021	—	—	—	—	17,331	2,644,277	—	—
	1/29/2021	—	—	—	—	—	—	25,997	3,966,492
	1/25/2022	—	—	—	—	7,790	1,188,559	—	—
	1/25/2022	—	—	—	—	—	—	7,790	1,188,559
(1)	The remaining vesting tranches of RSUs granted to each of the NEOs on February 18, 2020 (excluding Mr. Stetson) vest on February 18, 2023.
(2)
The market value calculations reported in this column are computed by multiplying $146.39, the closing market price per share of our common stock on December 31, 2022, by the number of shares or units underlying the award and includes accrued cash dividend equivalents.

(3)
In January 2021, Mr. Stetson volunteered to forgo his 2021 grant entirely and to surrender for cancellation the PSUs granted to him in 2020. Mr. Munsey did not receive PSUs in 2021 or 2022 as he was not an NEO at time of the PSU grants. As noted, he instead received performance-based cash awards in those years.

(4)
The market value calculations reported in this column are computed by multiplying $146.39, the closing market price per share of our common stock on December 31, 2022, by the number of units underlying the award and includes accrued cash dividend equivalents. See “Long-Term Incentive Awards” for a description of how payouts for PSUs are determined. If earned, the awards will be paid after the end of the 2021-2023 and 2022-2024 performance periods in unrestricted shares of common stock.

For NEOs other than Mr. Stetson, the market value is the target value of the rTSR component of the performance-based cash awards that were granted on February 18, 2020 for the 2020-2022 performance period and adjusted for 200% performance, which will be paid out after the February 18, 2023 vest date. For Mr. Munsey, this column also reflects the rTSR component of the performance-based cash awards granted on January 29, 2021 and January 25, 2022 for the 2021-2023 and 2022-2024 performance periods (assuming target achievement of performance goals). Any payments under the 2021 and 2022 performance-based cash awards will be determined based on actual performance through 2023 and 2024 respectively.

OPTION EXERCISES AND STOCK VESTED IN 2022
The following table details information about options exercised (if any) by our NEOs and the vesting of stock awards held by our NEOs during the fiscal year ended December 31, 2022.
	Option Awards		Stock Awards(1)
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David J. Stetson	—	—	119,596	10,979,536
J. Todd Munsey	6,339	538,311	2,201	186,557
C. Andrew Eidson	13,479	860,904	27,293	1,976,149
Jason E. Whitehead	—	—	24,984	1,771,307
Roger L. Nicholson	—	—	18,897	1,369,712
Daniel E. Horn	—	—	10,718	735,896
(1)
The first row for each executive in this column reflects the value of the stock awards realized upon vesting and is based on the closing price per share of our common stock on the day prior to the vesting date including cash dividend equivalents.

NONQUALIFIED DEFERRED COMPENSATION
The following table provides information on the nonqualified deferred compensation of our NEOs in and as of the end of 2022. The material terms of the Deferred Compensation Plan are described above under “Deferred Compensation.”
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
David J. Stetson	—	104,262	3,178	—	177,816
J. Todd Munsey	—	24,802	2,622	—	85,603
C. Andrew Eidson	—	48,502	8,027	—	239,322
Jason E. Whitehead	—	53,560	1,498	—	88,132
Roger L. Nicholson	—	38,385	1,057	—	62,760
Daniel E. Horn	—	33,372	620	—	47,397
(1)
Amounts listed are reflected in the Summary Compensation Table under “Change in Pension Value and Non-qualified Deferred Compensation Earnings”. The amount of credited contributions made to each NEO’s account is gross before applicable payroll taxes and was based on the excess of the NEO’s “eligible compensation” (as defined under Section 401(k) of the Internal Revenue Code) over the annual IRS compensation limit multiplied by the aggregate Company matching contribution percentage for all of the Company’s tax-qualified retirement plans in effect for 2022. The aggregate Company matching contribution percentage for 2022 was 4%. These contributions were made on January 25, 2023 regarding the 2022 Plan year and 2022 eligible compensation.

(2)	Amounts reflect interest credited to NEOs’ accounts during 2022. These amounts are not reflected in the Summary Compensation Table because there were no preferential or above-market earnings.
(3)	Balances reported in this column are after applicable payroll taxes and were reported as compensation to the NEOs in the Summary Compensation Table in this and applicable previous years.

POTENTIAL PAYMENTS ON TERMINATION AND CHANGE IN CONTROL
Each of our NEOs may be eligible to receive benefits under the circumstances described below if the officer experiences a qualifying termination of employment or we undergo a change in control.
Executive Chair
In connection with Mr. Stetson’s transition agreement with the Company, he received a one-time equity award of 30,000 restricted stock units, granted on November 18, 2022, with 10,000 shares to be vested on January 1, 2023, 10,000 shares to be vested on June 30, 2023, and 10,000 shares to be vested on December 31, 2023. If Mr. Stetson’s service as a director is involuntarily ended before December 31, 2023, all unvested units shall immediately vest.
Chief Executive Officer
Under Mr. Eidson‘s employment agreement with the Company, if he is terminated without cause or resigns for good reason (each as defined in the Employment Agreement), he will be entitled to receive the following severance benefits, subject to his execution of a release of claims:
•
an amount equal to (i) 2 times base salary plus (ii) 2 times target bonus for the year in which the termination becomes effective, payable in equal installments for 24 months following the date of termination;

•
for any equity-based awards that are outstanding as of the date of termination, any unvested tranche of each award will service-vest on a pro rata basis based on the period of time that Mr. Eidson was employed during the applicable vesting period for that tranche, with any awards that are also subject to performance-vesting conditions remaining outstanding subject to the achievement of the applicable performance goals as provided under the terms of the applicable award agreement;

•	earned and accrued but unpaid individual bonuses or individual incentive compensation for prior years; and
•
reimbursement by the Company for Consolidated Omnibus Budget Reconciliation Act (COBRA) health and dental insurance premiums and life insurance premiums for him and his dependents until the earliest of Mr. Eidson obtaining the age of 65, the date he becomes eligible to participate in another employer’s group health plan and 18-months following the date of termination (the “Continuation Benefits”).

If Mr. Eidson is terminated without cause or resigns for good reason during the period beginning 90 days prior to and ending twelve months following a change in control (as defined in the Employment Agreement), he will be entitled to receive the following enhanced severance benefits, subject to his execution of a release of claims:
•
an amount equal to (i) 2.5 times base salary plus (ii) 2.5 times the target annual bonus for the year in which the termination occurs, payable in equal installments for 30 months following the date of termination;

•
service-vesting of all equity awards with any awards that are also subject to performance-vesting conditions remaining outstanding subject to the achievement of the applicable performance goals as provided under the terms of the applicable award agreement;

•	payment of the pro rata share of his individual annual bonus or individual annual cash incentive compensation, based on target performance, for the year of termination;

•	earned and accrued but unpaid individual bonuses or individual incentive compensation for prior years; and
•	the Continuation Benefits.
If Mr. Eidson’s employment is terminated due to death or disability, he will be entitled to receive earned and accrued but unpaid individual bonuses or individual incentive compensation for prior years and the Continuation Benefits (other than life insurance premiums in the case of his death).
Under the Agreement, Mr. Eidson agrees that, following a termination of his employment for any reason, he will not, for a two year period, undertake activities that compete with the business of the company.
Key Employee Separation Plan
Our currently employed NEOs other than Mr. Stetson and Mr. Eidson are eligible to receive severance benefits under the Executive KESP (the “KESP”), which was amended and restated as of August 19, 2020.
The KESP provides that if a participant’s employment is terminated by the Company for any reason other than cause, death or disability (all as defined in the KESP) at any time prior to the 90-day period immediately preceding a change in control (as defined in the KESP), the participant will be entitled to receive (i) a lump sum cash payment equal to the sum of base salary and target bonus for the year of termination, multiplied by a specified factor of, for our NEOs, 1.5x under the terms of the KESP (the “Severance Multiple”), (ii) pro-rated accelerated vesting of all outstanding equity and cash incentive awards (with stock options remaining exercisable for a period of up to one-year following the date of termination, and pro-rated vesting and settlement of performance-based awards at target levels on the date of termination), (iii) a lump sum annual cash incentive bonus for the year of termination based on target levels, pro-rated through the termination date, (iv) a lump sum cash payment of $15,000 for outplacement services and (v) the payment by the Company for Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health and dental insurance premiums and life insurance premiums for the executive and the executive’s dependents until the earliest of the executive obtaining the age of 65, the date he becomes eligible to participate in another employer’s group health plan and 18 months following the date of termination (the “Severance Benefits”). If a participant’s employment is terminated by the Company for any reason other than cause, death or disability, or if the participant resigns for good reason, during the period beginning three months prior to and ending one year following a change in control of the Company, the participant will be entitled to receive the Severance Benefits, except the Severance Multiple for NEOs will be 2x, as provided by the terms of the KESP.
Participants are required to execute a general release, non-disparagement and non-competition agreement as a condition to receiving the Severance Benefits, which includes restrictive covenants regarding confidentiality (perpetual), non-competition (for one year post-termination), employee and customer non-solicitation (for one year post-termination) and non-disparagement (perpetual).
The table below sets forth information concerning the change in control and severance payments to be made to each of our NEOs in connection with a change in control or termination of employment, presuming a termination date of December 31, 2022. Additional descriptions of the terms of our agreements, plans and arrangements with our NEOs are set forth above in Compensation Discussion and Analysis. In addition to the severance amounts set forth in the table below, in the event of a change in control KESP participants are entitled to receive a lump sum cash bonus based on target levels and pro-rated for the portion of the year that the participant was employed through the change in control date.

The payments and benefits detailed in the table below are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, and any stock options vested as of December 31, 2022 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table).
	Qualifying Termination not in Connection with a Change in Control ($)					Qualifying Termination in Connection with a Change in Control ($)
Name	Cash Severance ($)	Value of Equity & Cash Award Acceleration(1) ($)	Pro-Rata Bonus ($)	Outplace ment Services ($)	COBRA Benefits and Life Insurance Benefits ($)	Cash Severance ($)	Value of Equity & Cash Award Acceleration(1) ($)	Pro- Rata Bonus ($)	Outplace ment Services ($)	COBRA Benefits and Life Insurance Benefits ($)
David J. Stetson	4,500,000	7,480,002	1,250,000	—	37,425	5,625,000	11,233,822	1,250,000	—	37,425
J. Todd Munsey	1,275,000	826,361	425,000	15,000	45,613	1,700,000	826,361	425,000	15,000	45,613
C. Andrew Eidson	1,800,000	11,931,334	600,000	15,000	47,251	2,400,000	11,931,334	600,000	15,000	47,251
Jason E. Whitehead	1,950,000	12,694,895	650,000	15,000	47,719	2,600,000	12,694,895	650,000	15,000	47,719
Roger L. Nicholson	1,500,000	9,113,610	500,000	15,000	34,605	2,000,000	9,113,610	500,000	15,000	34,605
Daniel E. Horn	1,500,000	5,991,900	500,000	15,000	32,745	2,000,000	5,991,900	500,000	15,000	32,745
Equity Compensation Plan Information
The following table summarizes information about our equity compensation plans as of March 10, 2023, each of which has been approved by stockholders.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	733,150(1)	$45.40(3)	887,558(2)
Equity compensation plans not approved by security holders	0	0	0
Total	733,150	$45.40	887,558
(1)
Includes shares granted under the MIP, under which awards of time-based restricted stock units and stock options have been granted, the 2018 LTIP, under which RSUs and PSUs have been awarded and shares granted under the Series A Warrants Agreement.

(2)	The number of shares available for issuance includes 90,970 Shares under the MIP and 796,588 Shares under the 2018 LTIP.
(3)	The weighted average exercise price does not take into account the RSUs granted under the MIP and 2018 LTIP.
PAY RATIO
As required by the SEC under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the following information is provided regarding the ratio of the annual total compensation of our chief executive officer in 2022, Mr. Stetson, in comparison to the annual total compensation of our median employee. For 2022, the annual total compensation of our median employee was $105,149 and the annual total compensation of our CEO was $11,121,908. Therefore, the ratio of these two amounts was 105.8 to 1.

We identified our median employee by using total cash compensation for U.S. individuals who were employed by the Company and its affiliates on December 31, 2022, which included 3,729 employees excluding Mr. Stetson and three international employees. Total cash compensation is a consistently applied compensation measure across all of our employees and consists of (1) base salary for salaried employees and annualized base wages for hourly employees plus (2) annual cash incentive target for our salaried and hourly employees.
Upon identifying our median employee, we then determined the actual annual total compensation for the median employee in the same manner as the Total Compensation column shown for Mr. Stetson in the Summary Compensation Table. A variety of pay elements were included to determine the total annual compensation for the median employee such as regular wages, bonuses, vacation and holiday pay, overtime, taxable awards and employer contributions to qualified retirement plans.
We believe this pay ratio is a reasonable estimate calculated in a manner consistent with the SEC pay ratio disclosure requirements based on our employment records and payroll data. The disclosure requirements for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies and to make reasonable assumptions that reflect their employee populations and consistently applied compensation measures. Therefore, as employee populations and compensation practices vary among these different companies and various methodologies, and estimates and assumptions could be used in calculating their own pay ratios, our pay ratio reported above may not be comparable to the pay ratios reported by other companies in our industry.

Pay Versus Performance
In accordance with the SEC’s disclosure requirements regarding pay versus performance (“PVP”), this section reflects Compensation Actually Paid (“CAP”) and compares CAP to various measures used to measure Alpha’s performance.
Compensation decisions at Alpha are made independently of disclosure requirements. CAP is a supplemental measure to be viewed alongside performance measures as an addition to the philosophy and strategy of setting compensation components of our compensation program.
Pay Versus Performance Table - Definitions
Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation are calculated in the same manner for purposes of CAP and the Summary Compensation Table (“SCT”). The primary difference between the calculation of CAP and SCT total compensation relates to stock and option awards. In the SCT, stock and option awards are reflected using the grant date fair value of stock and option awards granted during the year. CAP values reflect the change in fair value of stock and option awards year over year that are unvested as of the end of the year, or vested or were forfeited during the year.
Pay Versus Performance Table
The following table sets forth information concerning the “compensation actually paid" to our NEOs for each of the fiscal years ended December 2020, 2021 and 2022, and our financial performance for each of these fiscal years. “Compensation actually paid” is determined, however, by making certain adjustments pursuant to SEC regulatory requirements and, as a result, does not reflect the compensation earned by or paid to our executive officers during a covered year. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis”.
Year(1)	SCT Total Compensation for CEO ($)	CAP to CEO ($)(2)	Average SCT Total Compensation for Other NEOs ($)	Average CAP to Other NEOs ($)(2)	Cumulative TSR (based on value of $100 investment) ($)	Peer Group Cumulative TSR (based on value of $100 investment) ($)(3)	GAAP Net Income (in millions) ($)(4)	Adjusted EBITDA (in millions) ($)
2022	11,121,908	19,343,862	2,625,826	11,160,871	1,686.43	167.33	1,449	1,741
2021	3,549,785	5,021,653	2,641,391	8,435,227	674.59	136.09	289	534
2020	6,411,899	9,775,788	1,694,897	1,797,945	125.64	99.77	(447)	83
(1)
Mr. Stetson was our CEO in all disclosed fiscal years. Our Other NEOs, Messrs. Munsey, Eidson, Whitehead, Nicholson and Horn, served during each disclosed fiscal year except for Mr. Munsey, who was not an NEO in fiscal years 2020 and 2021. For 2021, because Mr. Stetson voluntarily waived his annual grant of stock awards, his CAP totals for 2021 and 2022 are lower than the potential totals if these 2021 awards had been granted.

(2)
Refer to table below for amounts deducted from and added to the SCT. Fair values of awards were computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). Fair values of non-market based awards were adjusted for actual performance through each fiscal year end. In determining probable payout for these awards, fair value adjustments assume target performance for future fiscal years in which metrics have not yet been established as the metrics are established annually for each year within the applicable 3-year performance period.

(3)
In 2020, our peer group, as disclosed in the proxy statement for the 2021 annual meeting of stockholders was: Alliance Resource Partners, L.P., Arch Resources, Inc., Carpenter Technology Corp., Cleveland-Cliffs Inc., Commercial Metals Co., Compass Minerals International, Inc., CONSOL Energy Inc., Peabody Energy Corp., Schnitzer Steel Industries, Inc., SunCoke Energy, Inc., TimkenSteel Corp., Tronox Holdings plc., Warrior Met Coal, Inc., and Worthington Industries, Inc. In July 2020, after completing a peer group analysis the compensation committee added Alliance Resource Partners, L.P. to the proxy peer group as they are a similarly-sized company in our industry with comparable revenues. Denbury Resources, Inc. and Southwestern Energy Company were removed from the peer group in July 2020 as they are primarily in the hydrocarbon and gas exploration business.

In 2021, Cleveland-Cliffs Inc. was removed from the proxy peer group, as disclosed in the proxy statement for the 2022 annual meeting of stockholders, primarily due to its much larger company size, revenues and market capitalization.

In 2022, we made no changes to our proxy peer group from 2021. For the list of companies comprising our peer group, see “Compensation Disclosure and Analysis”.
(4)	2020 GAAP Net Income includes a loss from discontinued operations of ($205,429,837).
	SCT Total ($)(1)	Stock Awards Deducted ($)(2)	Stock Awards Added ($)(3)(8)	Dividends Added ($)(4)	Stock Awards Granted in Prior Years: Unvested as of FYE ($)(5)(8)	Stock Awards Granted in Prior Years: Vested in Current FY ($)(6)(8)	Stock Awards Granted in Prior Years: Forfeited in Current FY ($)(7)(8)	Total CAP ($)
CEO
2022	11,121,908	(8,049,839)	12,141,978	455,702	—	3,674,113	—	19,343,862
2021	3,549,785	—	—	—	5,941,529	340,296	(4,809,957)	5,021,653
2020	6,411,899	(3,291,267)	6,663,767	—	50,576	(59,187)	—	9,775,788
Average Other NEOs
2022	2,625,826	(1,027,679)	2,507,722	467,703	6,406,150	181,149	—	11,160,871
2021	2,641,391	(1,075,574)	6,026,247	—	821,166	21,997	—	8,435,227
2020	1,694,897	(312,465)	425,607	—	18,010	(28,104)	—	1,797,945
(1)
Values reflected in this column for the CEO and Average Other NEOs represent the Total Compensation as reported in the Summary Compensation Table (SCT) of the proxy statement for the annual meeting of stockholders in each fiscal year.

(2)
Values reflected in this column for the CEO and Average Other NEOs represent amounts reported in the Stock Awards and Option Awards columns of the SCT of the proxy statement for the annual meeting of stockholders in each fiscal year, which are deducted from the SCT total in the respective fiscal year. Mr. Stetson did not have any stock awards granted in 2021.

(3)
Values reflected in this column for the CEO and Average Other NEOs represent the fair values of equity compensation granted during the respective fiscal year and valued as of such fiscal year end. These amounts are added to the SCT total in the respective fiscal year.

(4)
Values reflected in this column for the CEO and Average Other NEOs represent any cash dividend equivalents earned on unvested shares during each fiscal year, which are added to the SCT total in the respective fiscal year. These amounts are added to the SCT total in the respective fiscal year.

(5)
For stock awards granted in prior fiscal years that were unvested at the end of the current fiscal year, the values reflected in this column for the CEO and Average Other NEOs represent the total change in fair value from the end of the prior fiscal year to the end of the current fiscal year. The change in fair value is added or subtracted from the SCT total in the respective fiscal year.

(6)
For stock awards granted in prior fiscal years that vested during the current fiscal year, the values reflected in this column for the CEO and Average Other NEOs represent the total change in fair value from the end of the prior fiscal year to the vesting date in the current fiscal year. The change in fair value is added or subtracted from the SCT total in the respective fiscal year.

(7)
For stock awards granted in prior fiscal years that forfeited during the current fiscal year, the values reflected in this column for the CEO and Average Other NEOs represent the fair value of the forfeited awards determined at the end of the prior fiscal year. The fair value is subtracted from the SCT total in the respective fiscal year.

(8)
The fair values of stock awards added or deducted were computed in accordance with FASB ASC Topic 718. Performance awards with market metrics were remeasured at each fiscal year end during the vesting period or vesting date using the Monte Carlo Simulation model with variables for volatility, risk free rate and dividend yield. Fair values of non-market based awards were adjusted for actual performance through each fiscal yearend. In determining probable payout for these awards, fair value adjustments assume target performance for future fiscal years in which metrics have not yet been established as the metrics are established annually for each year within the applicable 3-year performance period.

Stock options were remeasured at each fiscal year end during the vesting period or vesting date using the Black-Scholes model with variables for expected life, volatility, risk free rate and dividend yield.

Relationship between Company Versus Peer Group Cumulative TSR
The graph below reflects the relationship between our cumulative TSR and the peer group’s cumulative TSR assuming an initial fixed investment of $100 at fiscal year end (“FYE”) 2019 for the fiscal years ended December 31, 2020, 2021 and 2022:

Relationship between Pay and TSR
The graph below reflects the relationship between the CEO and Average Other NEOs CAP and the Company’s cumulative TSR (assuming an initial fixed investment of $100) for the fiscal years ended December 31, 2020, 2021 and 2022:

Relationship between Pay and GAAP Net Income
The graph below reflects the relationship between the CEO and Average Other NEOs CAP and the Company’s GAAP Net Income for the fiscal years ended December 31, 2020, 2021 and 2022:

Relationship between Pay and Adjusted EBITDA
The graph below reflects the relationship between the CEO and Average Other NEOs CAP and the Company’s Adjusted EBITDA for the fiscal years ended December 31, 2020, 2021 and 2022:

Other Important Performance Measures
We use a mix of financial and non-financial performance measures in our annual short-term incentive and long-term incentive programs as discussed in more detail in the CD&A.
The following were the most important financial performance measures (and non-financial performance measures), as determined by the Company, that link compensation actually paid to our NEOs to the Company’s performance for the most recently completed fiscal year:
•	Adjusted EBITDA (a financial metric)
•	Cost of Coal Sales (a financial metric)
•	Non-Fatal Days Lost (NFDL) (a safety metric)
•	Water quality exceedances including selenium (an environmental metric)
•	Production goal – feet per shift (FPS) used for measuring productivity at our underground operations
•	Production goal – yards per day (YPD) used for measuring productivity at our surface operations
STOCK PERFORMANCE GRAPH
The following stock performance graph compares the cumulative total return to stockholders on an annual basis of our common stock along with the cumulative total return on an annual basis of our peer companies as a group and with the Russell 2000 index.
The graph assumes that:
•	you invested $100 in company common stock and in each index at the closing price on December 31, 2017;
•	all dividends were reinvested; and
•	you continued to hold your investment through December 31, 2022.

Comparison of Cumulative Five Year Total Return
$300
$200
$100
$0
12/31/17
12/31/18
12/31/19
12/31/20
12/31/21
12/31/22
Alpha Metallurgical Resources, Inc.
Russell 2000 Index
Peer Group

We caution you against drawing any conclusions from the data contained in this graph, as past results are not necessarily indicative of future performance. The indices used are included for comparative purposes only and do not indicate an opinion of management that such indices are necessarily an appropriate measure of the relative performance of our stock.

OTHER INFORMATION
HOUSEHOLDING
The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial stockholders who have the same address and last name and who do not participate in electronic delivery or internet access of proxy materials will receive only one copy of our 2022 Annual Report and this Proxy Statement unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources. Each stockholder who participates in householding will continue to receive a separate proxy card or notice. If you wish to opt out of householding and continue to receive multiple copies of the proxy materials at the same address, or if you have previously opted out and wish to participate in householding, you may do so by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (866) 540-7095 or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials.
INCORPORATION BY REFERENCE
Neither the compensation committee report nor the audit committee report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.
AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF BUSINESS ETHICS AND COMMITTEE CHARTERS
Copies of our reports on Forms 10-K (including the financial statements and financial statement schedules), 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Corporate Governance Guidelines, Code of Business Ethics, and the charters of the audit, compensation, nominating and corporate governance and safety, health and environmental committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on, and may be obtained at no cost through our website at investors.alphametresources.com/investors, by telephone to our investor relations department at (423) 573-0300 or by mail to Investor Relations, Alpha Metallurgical Resources, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail).
REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
Our board reviews, approves and monitors transactions involving us and “related persons” (directors, executive officers, nominees to become directors, stockholders owning more than 5% of our common stock, any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which the person has a 5% or greater beneficial ownership interest). Related person transactions are those that meet the minimum threshold for disclosure in the proxy statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

On December 7, 2022, the Company’s subsidiary, Maxxim Rebuild Co., LLC (“Maxxim”) acquired certain assets of Industrial Plating & Machine, Inc. (“IPM”), as well as its Bluefield, West Virginia manufacturing facility. As part of the transaction, the Company entered into an employment agreement with Joseph Shannon Remines, IPM’s president, pursuant to which Mr. Remines would be employed by Maxxim as Vice-President, and pursuant to which he would continue to be employed at the Bluefield facility. The initial term of the agreement is three years, with automatic one-year renewals thereafter unless either party gives 90 days’ prior notice. The agreement provides Mr. Remines with a base salary, an opportunity for sales bonuses if gross revenues at the facility exceed certain thresholds, as well as participation in the Company’s other benefits programs, including the AIB and the 2018 LTIP.
Mr. Remines also is an owner of the company that leases the real property for the Bluefield facility under a lease with an initial term of five years, with an option in favor of Maxxim to extend the term for an additional five years and for one-year extensions thereafter. The initial base rental under the lease is $360 thousand per year.
Additionally, Mr. Remines continues to own IPM, which also operates a chroming business at a separate facility, which Maxxim did not acquire. The Company will continue to do business with IPM related to the chroming business, which is not material to the Company’s operations.
Under his employment agreement, Mr. Remines is subject to numerous restrictions and conditions to avoid a conflict of interest or the ability to engage in self-dealing to the detriment of the Company. Mr. Remines and his companies have also entered into a non-competition agreement with the Company in connection with the transaction.
The Company’s board of directors reviewed and approved the transaction in advance, and, although Mr. Remines is not a “related person”, the board also approved the nature of the arrangements with Mr. Remines described above.
Approval Procedures
Whenever a director or executive officer of the Company has any question about whether he or she (or an immediate family member) has a material interest in a transaction between the Company and another entity, person or organization, the director or executive officer shall review the matter with the general counsel. Once identified, the following are the steps we take with respect to approving related party transactions or their amendment:
•
Prior to entering into a covered transaction, notice will be given to our general counsel of the facts and circumstances of the proposed transactions including (i) the related person’s relationship to us and interest in the transaction, (ii) material facts of the proposed transaction (including proposed aggregate value or, in the case of indebtedness, amount of principal that is involved), (iii) benefits to us of the proposed transaction, (iv) if applicable, the availability of other sources of comparable products or services and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our general counsel will assess whether the proposed transaction is a related person transaction.

•
If our general counsel determines that the proposed transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration at the next audit committee meeting or, in those instances in which our general counsel, in consultation with our chief executive officer, determines that it is not practicable or desirable to wait until the next audit committee meeting, to the chair of the audit committee (who possesses delegated authority to act between audit committee meetings).

•
Our chair of the audit committee or our audit committee, as applicable, will consider the facts and circumstances of the proposed transaction. After our chair of the audit committee or our audit committee, as applicable, makes a determination regarding the proposed transaction, the decision will be conveyed to our general counsel who will communicate the decision to the appropriate persons at Alpha. In the event our chair of the audit committee reviews the proposed transaction and makes a decision with respect thereto, he or she will report the same to our audit committee at its next meeting.

Ratification Procedures
In connection with this process or otherwise, if our chief executive officer, chief financial officer or general counsel becomes aware of a “related person” transaction that has not been previously approved or ratified as described above, the following steps are taken:
•
If the transaction is pending or ongoing, it will be submitted to our chair of the audit committee or audit committee, as applicable, who will consider all of the facts and circumstances and, based on that review, evaluate all options including ratification, amendment or termination of the transaction.

•
If the transaction is completed, our chair of the audit committee or audit committee, as applicable, will evaluate the transaction to determine if rescission of the transaction or disciplinary action is appropriate and will request our general counsel to evaluate our controls and procedures to ascertain the reason the transaction was not submitted in accordance with the approval procedures described above and whether any changes to those procedures are recommended.

Ongoing Transactions
Our audit committee reviews annually any previously approved or ratified “related person” transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the committee shall determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate the related person transaction.
STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
Inclusion of Stockholder Proposals in Our Proxy Statement and Proxy Card under SEC Rules
From time to time, stockholders may present proposals that are proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, in order to be included in the Company’s proxy statement for the 2024 annual meeting, proposals must be received by Alpha at our principal executive offices no later than December 2, 2022, unless the date of our 2024 annual meeting is changed by more than 30 days from the first anniversary of May 3, 2023, in which case the proposal must be received at our principal executive offices a reasonable time before we begin to print and mail our proxy materials.
Bylaw Requirements for Stockholder Submissions of Nominations and Proposals
Pursuant to Alpha’s bylaws, stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on our board of directors at an annual meeting or special meeting at which directors are to be elected. Alpha’s bylaws require all stockholders who intend to make proposals at an annual stockholders’ meeting or special stockholders’ meeting to provide a written notice, including the information specified in Alpha’s bylaws (which information is summarized in the section entitled “Stockholder Nominations of Directors and Proposals of Other Business”), to Roger L. Nicholson, Corporate Secretary, Alpha Metallurgical Resources, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail), not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. To be eligible for consideration at the 2024 annual meeting, notices must be received by Alpha between December 5, 2023 and January 4, 2024. In the event the date of the 2024 annual meeting is advanced more than 30 days prior to the anniversary of the date of the Annual Meeting or delayed more than 70 days after the anniversary date, as set forth in this Proxy Statement, stockholder notice must be received no earlier than the close of business on the 120th day prior to the 2024 annual meeting and not later than the close of business on the date that is the later of the (i) 70th day prior to the 2024 annual meeting or (ii) 10th day following the day on which public announcement of the date of the 2024 annual meeting is first made.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires Alpha’s directors and executive officers and persons who own more than 10% of a registered class of Alpha’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Alpha’s equity securities. Alpha endeavors to assist reporting persons in making these filings. Based solely on its review of the reports filed with the SEC during 2022, Alpha believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2022 were met in a timely manner by its directors, executive officers and greater than 10% beneficial owners, except for one Form 4 for Mr. Courtis, the information for which was filed on Form 5 on January 23, 2023 and one Form 4 for Mr. Stetson, the information for which was filed on Form 4 on May 16, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes show information as of March 10, 2023, regarding the beneficial ownership of our common stock by:
•	each person who is known by us to own beneficially more than 5% of our common stock;
•	each member of our board of directors and each of our NEOs; and
•	all members of our board of directors and our executive officers as a group.
The number of shares and percentages of beneficial ownership set forth below are based on 15,012,143 shares of our common stock issued and outstanding as of March 10, 2023.
Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Total	Percentage
Blackrock, Inc.(3) 55 East 52nd Street New York, NY 10055	1,463,478	—	1,463,478	9.7%
The Vanguard Group(4) 100 Vanguard Blvd., Malvern, PA 19355	1,381,196	—	1,381,196	9.2%
State Street Corporation(5) 1 Lincoln Street, Boston, MA 02111	871,836	—	871,836	5.8%
David J. Stetson	41,103	—	41,103	*
C. Andrew Eidson	20,288	—	20,288	*
J. Todd Munsey	835	—	835	*
Daniel E. Horn	335	—	335	*
Roger L. Nicholson	1,000	—	1,000	*
Jason E. Whitehead(6)	2,500	4	2,504	*
Joanna Baker de Neufville	7,400	—	7,400	*
Kenneth S. Courtis(7)	719,415	709	720,124	4.8%
Albert E. Ferrara, Jr.(8)	—	19,480	19,480	*
Elizabeth A. Fessenden(7)	3,858	709	4,567	*
Michael Gorzynski(9)	1,374,826	4,486	1,379,312	9.2%
Michael J. Quillen(10)	—	15,207	15,207	*
Daniel D. Smith(7)	8,159	709	8,868	*
Scott D. Vogel(11)	4,268	46,268	50,536	*
All Executive Officers and Directors as a Group (14 persons)	2,183,987	87,572	2,271,559	15.0%
*	Less than 1% of shares outstanding
(1)
The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
Under the regulations of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. The numbers in this column include shares of common stock issuable pursuant to options exercisable as of or within 60 days of March 10, 2023, shares of common stock issuable pursuant to RSUs which may be acquired within 60 days of March 10, 2023 and Alpha Series A Warrants, each of which carries the right to purchase one share of Alpha common stock.

(3)	The information for Blackrock, Inc. (“Blackrock”) and certain affiliated persons is based solely on the Schedule 13G filed by Blackrock with the SEC on January 25, 2023.
(4)	The information for the Vanguard Group (“Vanguard”) and certain affiliated persons is based solely on the Schedule 13G/A filed by Vanguard with the SEC on February 9, 2023.
(5)
The information for State Street Corporation (“State Street”) and certain affiliated persons is based solely on information furnished in the Schedule 13G/A filed by State Street with the SEC on February 3, 2023.

(6)	Includes 4 shares of common stock underlying warrants to purchase shares which are exercisable as of or within 60 days of March 10, 2023.
(7)
Includes 709 shares of common stock underlying RSUs granted to each Mr. Courtis, Ms. Fessenden and Mr. Smith that vest as of or within 60 days of March 10, 2023. Ms. Fessenden’s 709 shares will be deferred until the earlier of May 1, 2040 or separation of service.

(8)
Includes 709 shares of common stock underlying RSUs granted to Mr. Ferrara that vest as of or within 60 days of March 10, 2023 and will be deferred until separation of service. This number also includes 18,771 shares of common stock underlying RSUs that have already vested but are deferred until separation from service.

(9)
Includes 224 shares of common stock underlying RSUs granted to Mr. Gorzynski that vest as of or within 60 days of March 10, 2023 and will be deferred until separation of service. Also includes 4,262 shares of common stock underlying warrants to purchase shares which are exercisable as of or within 60 days of March 10, 2023. Per Schedule 13D filed by Mr. Gorzynski and others on December 1, 2022, the securities reflected in the table as held by Mr. Gorzynski are held in part by him personally and in part by the following entities that he controls: Percy Rockdale LLC, MG Capital Management Ltd., Continental General Insurance Company, Continental Insurance Group, Ltd. and Continental General Holdings LLC.

(10)
Includes 709 shares of common stock underlying RSUs granted to Mr. Quillen that vest as of or within 60 days of March 10, 2023 and will be deferred until separation from service. This number also includes 14,498 shares of common stock underlying RSUs that have already vested but are deferred until separation from service.

(11)
Includes 709 shares of common stock underlying RSUs granted to Mr. Vogel that vest as of or within 60 days of March 10, 2023 and will be deferred until the earlier of May 1, 2025 or separation from service, 15,716 shares of common stock underlying RSUs that have already vested but are deferred until the earlier of May 2, 2024 or separation from service and 29,843 shares of common stock underlying RSUs that have already vested but are deferred until the earlier of May 2, 2023 or separation from service.

PROPOSALS
PROPOSAL 1 — ELECTION OF DIRECTORS
The board of directors currently has ten members, nine of whom are standing for re-election at the Annual Meeting. As of the Annual Meeting, the size of the board of directors will be reduced from ten members to nine. Directors are elected annually with terms expiring as of the following annual meeting. The board has nominated the following persons, each of whom currently serves as a director of Alpha, to stand for election at the Annual Meeting for an additional one-year term.
Joanna Baker de Neufville	Kenneth S. Courtis
C. Andrew Eidson	Albert E. Ferrara, Jr.
Elizabeth A. Fessenden	Michael Gorzynski
Michael J. Quillen	Daniel D. Smith
David J. Stetson
Biographical information regarding each of these nominees appears in the section entitled “Our Directors”. Each nominee has indicated his or her willingness to serve, but if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the board, or the board may decide to reduce the size and number of directors serving on the board.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH DIRECTOR NOMINEE NAMED ABOVE
PROPOSAL 2 — AMENDMENT AND RESTATEMENT OF OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS
The second proposal to be voted on is to approve the amendment and restatement of our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) in order to eliminate supermajority voting provisions. Our current Certificate of Incorporation requires the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of Alpha generally entitled to vote in the election of directors, voting together as a single class, to adopt, amend or repeal (i) certain provisions of our Certificate of Incorporation and (ii) our by-laws (the “Supermajority Approval Requirement”).
This proposal specifically seeks to eliminate and replace the Supermajority Approval Requirement in Articles 5 and 9 with a less cumbersome requirement, which would require only a majority of the total voting power of all outstanding securities of Alpha generally entitled to vote in the election of directors, voting together as a single class (the “Majority Approval Requirement”), as more particularly described in the proposed amendments below. The board of directors has approved the amendment and restatement of the Certificate of Incorporation to replace the Supermajority Approval Requirement with the Majority Approval Requirement, subject to approval by our stockholders.
Reasons for the Proposed Amendments and the Proposal
After a review of evolving corporate governance practices, and consistent with its strong commitment to the careful consideration of stockholder views, the board has determined that it is in the best interests of Alpha and its stockholders to recommend this Proposal for stockholder approval, as the board cannot unilaterally adopt the proposal because a stockholder vote is necessary under Delaware law to amend and restate the Certificate of Incorporation.
Specific Proposed Amendments
The proposed amended and restated version of Articles 5 and 9 of the Certificate of Incorporation would reduce the stockholder vote required to adopt, amend or repeal (i) any provision of our by-laws, (ii) any provision set forth in Articles 4(B), 5, 6, 7, 8 and 9 of the Certificate of Incorporation and (iii) any provision which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7, 8 and 9 of the Certificate of Incorporation, in each case, from the current Supermajority Approval Requirement to the Majority Approval Requirement.
Article 5 of the Certificate of Incorporation provides, in relevant part, that the stockholders may adopt, amend or repeal the bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding securities of Alpha generally entitled to vote in the election of directors, voting together as a single class. If our stockholders approve the amendment, Article 5 would be amended and restated as follows (additions are indicated by bold and underlining and deletions are indicated by strikeouts):
The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).
The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than ~~66 2/3%~~ a majority of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
Article 9 of the Certificate of Incorporation provides, in relevant part, that the provisions set forth in Articles 4(B), 5, 6, 7, 8 and 9 of the Certificate of Incorporation may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7, 8 or 9, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of Alpha generally entitled to vote in the election of directors, voting together as a single class.
Article 4(B) sets forth the voting rights of the holders of the Company’s common stock and any preferred stock. Article 5 is described above. Article 6 sets forth matters related to the board, including the power of the board to manage the business and affairs of the Company, determine the size of the board, the standard for the election of directors, filling vacancies on the board, removal of directors and the rights of any preferred stock directors. Article 7 sets forth matters related to stockholder meetings, including the board’s determination of annual and special meetings of stockholders and the prohibition of stockholder actions by written consent. Article 8 sets forth the limited liability of the board and the rights of indemnification of the board and the officers and of others as designated by the board.
If our stockholders approve the amendment, Article 9 would be amended and restated as follows (additions are indicated by bold and underlining and deletions are indicated by strikeouts):
The Corporation reserves the right to amend this Second Amended and Restated Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7, 8 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7, 8 or this Article 9, unless such action is approved by the affirmative vote of the holders of not less than ~~66 2/3%~~ a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
We encourage stockholders to review the full text of the proposed amendments in Appendix A. The general description of the Certificate of Incorporation and the proposed amendments set forth herein are qualified in their entirety by reference to the text of Appendix A.
Vote Required
Under the currently effective standards under our Certificate of Incorporation, the approval of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of Alpha generally entitled to vote in the election of directors, voting together as a single class, is required to approve the proposed third amended and restated Certificate of Incorporation.
If the proposed amendments are approved by the stockholders, we anticipate filing the third amended and restated Certificate of Incorporation with the Delaware Secretary of State as soon as practicable following stockholder approval, and the third amended and restated Certificate of Incorporation will become effective upon, but only upon, such filing. However, in accordance with Delaware law, even if our stockholders approve the proposed amendments, the Board has the discretion not to implement the proposed amendments. If the board exercises such discretion, it will publicly disclose that fact and the reason for its determination.
If the proposed amendments to eliminate the supermajority voting provisions are not approved by the stockholders, the provisions will continue to remain in existence: that is, (i) any provision of our by-laws, (ii) any provision set forth in Articles 4(B), 5, 6, 7, 8 and 9 of the Certificate of Incorporation and (iii) any provision which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7, 8 and 9 of the Certificate of Incorporation, in each case, can be adopted, amended or repealed only with the approval of 66 2/3% of the total voting power of all outstanding securities of Alpha generally entitled to vote in the election of directors, voting together as a single class.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY
PROVISIONS.
PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The third proposal item to be voted on is to ratify the appointment of RSM US LLP (“RSM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
The audit committee has appointed RSM as Alpha’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The board of directors has directed that this appointment be submitted to Alpha’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of RSM as Alpha’s independent registered public accounting firm is not required and is not binding on the board of directors or the audit committee. The board of directors is, however, submitting the appointment to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether to retain RSM. Further, whatever the outcome of the ratification vote, the audit committee retains the authority to select a different independent registered public accounting firm at any time if it determines that it is in the Company’s best interest to do so.
Representatives of RSM are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.
Independent Registered Public Accounting Firm and Fees
The following table presents fees billed for professional services rendered by Alpha’s independent registered public accounting firm, RSM, in connection with services provided during the fiscal years ended December 31, 2022 and 2021.
	2022	2021
Audit fees	$2,000,000(1)	$1,700,000(2)
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$2,000,000(1)	$1,700,000(2)
(1)
Includes RSM fees for audit services relating to the annual audit of the Company’s consolidated financial statements, quarterly reviews, services that are normally provided by the accountants in connection with regulatory filings, and accounting consultations. Does not include reimbursement of out of pocket expenses of approximately $129,000.

(2)
Includes RSM fees for audit services relating to the annual audit of the Company’s consolidated financial statements, quarterly reviews, services that are normally provided by the accountants in connection with regulatory filings and accounting consultations. Does not include reimbursement of out of pocket expenses of approximately $124,000.

Policy for Approval of Audit and Permitted Non-Audit Services
Our audit committee’s policy is to review in advance, and grant any appropriate pre-approvals of (i) all auditing services to be performed by the independent auditor and (ii) all non-audit services to be provided by the independent auditor as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of the engagement, provided that pre-approval of de minimis services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act. Our audit committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by our audit committee in advance in accordance with our policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to our chair of the audit committee or our audit committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication. If the estimated fees for non-audit services are $100,000 or less, management must contact our chair of the audit committee to obtain his or her approval. If these fees are in excess of $100,000, management must seek the approval of the entire audit committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF RSM AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.
PROPOSAL 4 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
The fourth proposal to be voted on is an advisory vote to approve the compensation of the Company’s NEOs. Pursuant to Section 14A of the Exchange Act, Alpha is required to provide its stockholders with the opportunity to cast an advisory, non-binding vote on compensation paid to our NEOs, as disclosed pursuant to Item 402 of Regulation S-K.
At our 2019 annual meeting, we conducted an advisory, non-binding vote regarding the frequency with which we would seek approval of the compensation of our NEOs. At that meeting, the board of directors recommended that the Company hold, going forward, an annual vote on executive compensation on an advisory, non-binding basis. Stockholders agreed with the board’s recommendation at the meeting, and consistent with this preference, the board of directors determined that we would conduct this vote on an annual basis.
As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, Alpha strives to recruit individuals who will support the Company’s mission, vision, and values. To accomplish this goal, our compensation committee developed the following primary objectives of our executive compensation program: to attract and retain top talent, drive the achievement of short- and long-term objectives, link pay with performance, align management’s interests with our stockholders’ interests, and to be competitive in the markets in which Alpha competes for talent.
The compensation committee regularly reviews the compensation programs for our NEOs to ensure they achieve the goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. The “Compensation Discussion and Analysis” section of this Proxy Statement describes Alpha’s executive compensation program and the decisions made by the compensation committee in 2022 in more detail. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about the fiscal year 2022 compensation paid to our NEOs.
As described in “Compensation Discussion and Analysis”, related tables and narrative sections in this Proxy Statement, more than a majority of our executive compensation program is ‘at risk’ and based on the achievement of Company business goals established generally at the time our board approves the upcoming year’s annual corporate budget. See, particularly, the section entitled “Pay Mix”.
We are asking our stockholders to indicate their support for the compensation paid to our NEOs as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on the compensation paid to our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our NEOs and the philosophy, policies and practices described in this Proxy Statement.
As an advisory vote, your vote will not be binding on the Company or the board. However, our board and our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our stockholders to vote “FOR”, on an advisory, non-binding basis, the compensation paid to our NEOs by adopting the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
Your vote is very important, and we urge you to vote by one of the following ways:
•	via the internet,
•	by telephone, or
•	if you received printed materials, by marking, signing, dating and promptly returning your proxy card by mail.
Any proxy that you provide may be revoked by you at any time before your shares are voted at the Annual Meeting.
By Order of the Board of Directors

Roger L. Nicholson
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
March 31, 2023
Bristol, Tennessee

Appendix A
PROPOSED AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO ELIMINATE THE SUPERMAJORITY VOTING PROVISIONS
Set forth below is the text of Articles 5 and 9 of the Company’s Second Amended Restated Certificate of Incorporation. Proposal 2 as submitted for the consideration of stockholders would amend and restate the Certificate to delete “66 2/3%” and replace the deleted text with “a majority”, as indicated below (additions are indicated by bold and underlining and deletions are indicated by strikeouts):
ARTICLE 5.
BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).
The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than ~~66 2/3%~~  a majority of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
ARTICLE 9.
AMENDMENTS
The Corporation reserves the right to amend this Second Amended and Restated Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7, 8 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7, 8 or this Article 9, unless such action is approved by the affirmative vote of the holders of not less than ~~66 2/3%~~ a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
A-1

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/AMR2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V10135-P88411 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**ALPHA METALLURGICAL RESOURCES, INC.**

**The Board of Directors recommends you vote FOR the following proposal:**

1. Election of nine director nominees, each of whom has been nominated by our board of directors to serve for a term of one year.

| **Nominees:** | **For** | **Withhold** |
|---|---|---|
| 1a. Joanna Baker de Neufville | ☐ | ☐ |
| 1b. Kenneth S. Courtis | ☐ | ☐ |
| 1c. C. Andrew Eidson | ☐ | ☐ |
| 1d. Albert E. Ferrara, Jr. | ☐ | ☐ |
| 1e. Elizabeth A. Fessenden | ☐ | ☐ |
| 1f. Michael Gorzynski | ☐ | ☐ |
| 1g. Michael J. Quillen | ☐ | ☐ |
| 1h. Daniel D. Smith | ☐ | ☐ |
| 1i. David J. Stetson | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR proposals 2, 3 and 4.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Approval of the amendment and restatement of our Second Amended and Restated Certificate of Incorporation to replace stockholder supermajority approval requirements with majority approval requirements. | ☐ | ☐ | ☐ |
| 3. Ratification of RSM US LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023. | ☐ | ☐ | ☐ |
| 4. Advisory approval of the Company's executive compensation as reported in the proxy statement for the annual meeting. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V10136-P88411

**ALPHA METALLURGICAL RESOURCES, INC.**
**Annual Meeting of Stockholders**
**May 3, 2023 10:00 AM EDT**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) C. Andrew Eidson, Roger L. Nicholson and William L. Phillips III, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ALPHA METALLURGICAL RESOURCES, INC. that the stockholder(s) is/are entitled to vote at the virtual Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 3, 2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the absence of such recommendations, in the best judgment of the proxies.

**Continued and to be signed on reverse side**